Exhibit 3.10

FORM 51-102F4

BUSINESS ACQUISITION REPORT

1.	Identity of the Company

1.1	Name and Address of Company

MTY Food Group Inc. (the “Company”)

8150 route Transcanadienne, suite 200

St-Laurent, Québec

H4S 1M5

1.2	Executive Officer

The following individual is knowledgeable about the significant acquisition and this business acquisition report:

Mr. Eric Lefebvre

Chief Financial Officer

Telephone: (514) 336-8885

2.	Details of acquisition

2.1	Nature of business acquired

On July 26, 2016, the Company, through the merger of a wholly-owned subsidiary with Kahala Brands, Ltd (“Kahala”), acquired all the outstanding shares of Kahala.

Kahala is the franchisor or operator of approximately 2,800 quick-service restaurants operating under 18 brands in 27 countries. System sales of the franchise system exceeded C$1 billion during the most recent completed financial period.

Kahala generates most of its revenues from collecting royalties from stores based on a percentage of sales. It also derives revenues from supplier contributions, from selling gift cards as well as from the sale of various goods to its franchisees.

2.2	Date of acquisition

July 26, 2016

2.3	Consideration

Under the terms of the transaction agreement, the consideration payable for the shares of Kahala was US$240 million in cash plus 2,253,930 shares of the Company. On closing, US$30 million was held back to cover various contingencies described in the transaction agreement; the amount is to be repaid over a three-year period.

The cash component was sourced from the Company’s cash on hand and from a new C$325 million credit facility. The facility is composed of a C$175 million term loan with a maturity of three years and of a C$150 million revolver with a maturity of four years.

2.4	Effect on financial position

The Company does not have any plans or proposals for material changes to the affairs of Kahala that may have a significant effect on the financial performance or financial position of Kahala or of the Company.

2.5	Prior valuations

No valuation opinion was obtained in the last 12 months.

2.6	Parties to transaction

The transaction was not with an informed person, associate or affiliate of the Company.

2.7	Date of report

September 30, 2016

3.	Financial statements

3.1	Audited annual financial statements and unaudited interim financial statements

The following financial statements of Kahala Brands, Ltd. are included in and form an integral part of this business acquisition report:

3.1.1	The audited financial statements of Kahala Brands, Ltd., together with the accompanying report of the independent auditors, as at December 31, 2015 and for the year then ended with comparative period in the preceding financial year (Schedule 1).

3.1.2	The unaudited interim financial statements of Kahala Brands, Ltd. as at June 30, 2016 with comparative period in the preceding financial year, (Schedule 2).

3.2	Pro-forma financial statements

We include in this business acquisition report the following unaudited condensed combined financial information and related notes of MTY Food Group and Kahala (the “Pro Forma Financial Statements”):

3.2.1	Unaudited pro-forma condensed combined statement of financial position as at May 31,2016,which is presented as if the transaction occurred on May 31,2016 (Schedule 3); and

3.2.2	Unaudited pro-forma condensed combined statements of income for the year ended November 30, 2015 and the six months ended May 31, 2016 presented as if the transaction occurred on December 1, 2014 (Schedule 4).

Forward-looking statements

Certain information in this business acquisition report is forward-looking within the meaning of Canadian Securities laws as it relates to anticipated financial performance, events or strategies. When used in this context, words such as "may", "will", "would", "believe", "plan", "expect", "estimate", "continue", “propose”,or the negative of these terms or variations of them, the use of conditional tense or words and expressions of similar nature, are intended to identify forward looking statements and therefore would suggest future outcomes.

The unaudited pro forma condensed consolidated financial statements presented in this report do not necessarily reflect the results that would have existed had the acquisition been completed on the dates indicated and are not necessarily representative of the future financial position and results of the Company following the acquisition.

The unaudited pro forma condensed consolidated financial statements presented in this report do not include integration costs, operating cost savings and other elements that could have occurred if the acquisition had taken place before July 26, 2016.

Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information, including the finalization of the purchase price allocation, the fair value of assets acquired and liabilities assumed, the final settlement of any adjustments under the purchase and sale agreement, completing the analysis of the tax treatment of the acquisition, recording any related future income taxes adjustments , exchange rate variations and the effective corporate tax rate and incurring additional expenses in connection with the transaction, as well as those factors discussed in the section “Risk Factors” of the Company’s Management Discussion and Analysis and Annual Information Form for the year ended November 30, 2015, which can be found on www.sedar.com.

Forward-looking information is based on the reasonable assumptions, estimates, analysis and opinions of management made in light of its experience and it perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made but may prove to be inaccurate. Although the Company believes the assumptions and expectations reflected in such forward-looking information are reasonable, undue reliance should not be placed on forward-looking information because the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing is not exhaustive of all factors and assumptions that may have been used.

Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. The Company does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

Schedule 1

Kahala Brands, Ltd.

Consolidated Financial Statements - Year Ended December 31, 2015

(Expressed in US Dollars, unless otherwise noted)

Independent Auditors’ Report

To the Board of Directors of Kahala Brands, Ltd.

We have audited the accompanying consolidated financial statements of Kahala Brands, Ltd., which comprise the consolidated statement of financial position as at December 31, 2015, and the statements of income and comprehensive income, changes in equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Kahala Brands, Ltd. as at December 31, 2015, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Other Matter

Without modifying our opinion, we draw attention to Note 6 to the financial statements which indicates that the comparative information presented as at, and for the year ended December 31, 2014, has been corrected. As part of our audit of the financial statements as at, and for the year ended December 31, 2015, we audited the correction described in Note 6 to the consolidated financial statements that was applied to correct the comparative information presented as at and for the year ended December 31, 2014. In our opinion, the correction is appropriate and has been properly applied.

Mississauga, Ontario	Chartered Professional Accountants

May 27, 2016	Licensed Public Accountants

1

Kahala Brands, Ltd.
Consolidated Statement of Financial Position
As At December 31, 2015

		2014
	2015	(restated - note 6)
ASSETS
Current Assets
Cash	$10,425,755	$8,487,998
Restricted cash	187,269	-
Accounts receivable	13,153,609	14,285,985
Prepaid expenses	5,405,688	3,187,009
Notes receivable, current portion (note 7)	1,481,061	637,541
Deferred rent asset, current portion (note 21)	548,301	1,473,998
Income taxes recoverable (note 17)	5,791,122	2,000,000
Assets held-for-sale (note 8)	1,965,960	1,112,568
	38,958,765	31,185,099
Notes receivable (note 7)	1,909,395	3,012,948
Property and equipment (note 9)	232,835	23,333
Deferred tax asset (note 17)	-	1,000,000
Deferred rent asset (note 21)	15,535,511	17,806,006
Intangible assets (note 10)	63,310,576	58,479,609
Goodwill (note 10)	65,925,377	67,149,341
Total assets	$185,872,459	$178,656,336
LIABILITY AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities (note 11)	$13,227,773	$12,542,000
Deferred revenue and deposits, current portion (notes 6 and 12)	5,563,379	4,545,505
Deferred rent liability, current portion (note 21)	733,256	1,518,459
Unredeemed gift cards liability	56,821,648	55,048,392
Notes payable, current portion (note 13)	41,195	4,306,406
	76,387,251	77,960,762

Deferred revenue and deposits (notes 6 and 12)	5,664,436	2,800,537
Deferred rent liability (note 21)	16,087,050	18,458,770
Deferred tax liability (note 17)	1,572,237	-
Notes payable (note 13)	160,033	11,518,960
	99,871,007	110,739,029

Shareholders' equity
Share capital (note 15)	62,774,986	62,774,986
Treasury share	(163,750)	(163,750)
Contributed surplus	159,805,067	159,805,067
Deficit	(136,415,843)	(154,499,988)
Accumulated other comprehensive income	992	992
	86,001,452	67,917,307

Total liabilities and shareholders' equity	$185,872,459	$178,656,336
Nature of operations (note 1)
Commitments and contingencies (note 16)
Approved on behalf of the Board

Signed: CEO	Signed: President

The accompanying notes are an integral part of these consolidated financial statements.

2

Kahala Brands, Ltd.
Consolidated Statement of Income and Comprehensive Income
For the Year Ended December 31, 2015

	December 31, 2015	December 31, 2014

Revenue (notes 18 and 21)	$120,944,458	$129,661,631
Cost of sales (note 19)	22,504,457	28,335,068
	98,440,001	101,326,563

Expenses
Rent (note 21)	41,743,963	52,470,887
Salaries and benefits (note 14)	16,241,325	17,027,465
General and administrative (note 20)	10,835,546	10,218,222
Depreciation and amortization (notes 9 and 10)	2,669,148	2,807,190
	71,489,982	82,523,764

Other (income) loss
Gain on disposition of investment in CSC Japan, LLC	-	(2,288,586)
Impairment of transitional stores	846,858	277,744
Impairment of notes receivable	166,699	2,500,000
Impairment of property and equipment, intangible assets and goodwill (note 10)	3,800,000	1,700,000
(Gain) loss on disposition of assets (notes 8 and 9)	98,999	(632,003)
Foreign exchange (gain) loss	6,711	1,634
Interest Income	(197,573)	-
Interest expense	301,230	1,033,730
	5,022,924	2,592,519

Income before income taxes	21,927,095	16,210,280

Income tax provision (recovery) (note 17)	3,842,950	(1,000,000)

Net income	18,084,145	17,210,280

Foreign exchange translation on foreign operations	-	992

Comprehensive income	$18,084,145	$17,211,272

The accompanying notes are an integral part of these consolidated financial statements.

3

Kahala Brands, Ltd.
Consolidated Statement of Changes in Equity
For the Year Ended December 31, 2015

	Common Shares	Treasury Shares	Contributed Surplus	Accumulated Other Comprehensive Income	Deficit	Total Shareholders' Equity

Balance at December 31, 2013	$62,774,986	$-	$159,903,317	$910,751	$(169,219,354)	$54,369,700

Correction of error (note 6)	-	-	-	-	(2,490,914)	(2,490,914)

Balance at December 31, 2013 (restated - note 6)	$62,774,986	$-	$159,903,317	$910,751	$(171,710,268)	$51,878,786

Sale of investment in CSC Japan, LLC	-	-	-	(910,751)	-	(910,751)

Repurchase and redemption of shares	-	(163,750)	(98,250)	-	-	(262,000)

Foreign exchange translation	-	-	-	992	-	992

Net income for the year	-	-	-	-	17,210,280	17,210,280

Balance at December 31, 2014 (restated - note 6)	$62,774,986	$(163,750)	$159,805,067	$992	$(154,499,988)	$67,917,307

Net income for year	-	-	-	-	18,084,145	18,084,145

Balance at December 31, 2015	$62,774,986	$(163,750)	$159,805,067	$992	$(136,415,843)	$86,001,452

The accompanying notes are an integral part of these consolidated financial statements.

4

Kahala Brands, Ltd.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2015

	December 31, 2015	December 31, 2014

Operating Activities

Net income	$18,084,145	$17,210,280
Items not affecting cash:
Deferred income taxes	2,572,237	(1,000,0000
Depreciation of equipment	36,696	1,667
Amortization of intangible assets	2,632,452	2,805,563
(Gain) Loss on disposition of assets	98,999	(482,081)
Impairment of notes receivable	166,699	609,510
Interest on notes payable and receivable	-	1,036,768
Impairment expense	4,646,858	4,477,794
Accounts receivable converted into notes	-	(2,914,438)
Accounts payable converted into notes	-	183,917
Non cash rent expense (income)	-	(427,832)
(Gain) Loss on disposition of CSC Japan, LLC	-	(2,288,586)
Changes in non-cash operating working capital:
Accounts receivable	1,966,860	2,904,158
Prepaid expenses	(972,624)	458,715
Accounts payable and accrued liabilities	(1,952,810)	(2,851,254)
Deferred revenue and deposits	3,638,365	(3,235,757)
Deferred rent asset	3,218,603	-
Deferred rent liability	(3,465,006)	-
Unredeemed gift cards liability	(272,538)	3,883,926
Income taxes refundable	(3,791,122)	(2,000,000)

Cash provided by operating activities	26,607,814	18,372,350

Investing Activities
Proceeds from disposition of transitional stores	151,500	1,924,202
Acquisition of transitional stores	(281,046)	(296,157)
Purchase of equipment	(105,186)	(25,000)
Acquisition of Tasti D-Lite, net of cash received	(1,609,928)	-
Acquisition of Maui Wowi, net of cash received	(3,771,487)	-
Acquisition of Pinkberry, net of cash received	(3,242,633)	-
Proceeds from disposition of equipment	-	7,744,756
Proceeds from disposition of CSC Japan, LLC	-	3,212,900
Cash provided by (used in) investing activities	$(8,858,780)	$12,560,701

Continued on next page

The accompanying notes are an integral part of these consolidated financial statements.

5

Kahala Brands, Ltd.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2015

	December 31, 2015	December 31, 2014

Financing Activities (Continued from previous page)
Net receipts of notes receivable	$193,043	$2,355,898
Repurchase of shares	-	(262,000)
Advances of notes payable	-	148,500
Repayment of note payable to entity related to the controlling shareholder	(15,000,000)	(18,500,000)
Net (payments) of notes payable, non-related	(817,051)	(14,836,240)
Change in restricted cash	(187,269)	2,447,893
Cash used by financing activities	(15,811,277)	(28,645,949)

Increase in cash	1,937,757	2,287,102
Effect of foreign exchange rate on held cash balances	-	992
Cash, beginning of the year	8,487,998	6,199,904
Cash, end of the year	$10,425,755	$8,487,998

	December 31, 2015	December 31, 2014

Cash paid for Interest	$301,230	$1,033,730
Cash paid for income taxes	$4,991,122	$2,000,000

The accompanying notes are an integral part of these consolidated financial statements.

6

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

1.	Nature of operations

Kahala Brands, Ltd. (formerly Kahala Corp.) (the “Company” or “Kahala”) is a franchisor of quick service food restaurants. The Company’s core business activities are the franchising and licensing of intellectual property and the administration, financing, management and operation of such intellectual property in the business of quick service food stores under the following trade names, trademarks, and associated insignia: Cold Stone Creamery, Blimpie, Taco Time, Surf City Squeeze, The Great Steak & Potato Company, NrGize Lifestyle Cafe, Samurai Sam’s Teriyaki Grill, Frullati Café & Bakery, Rollerz, Johnnie’s New York Pizzeria, Ranch One, America’s Taco Shop, Cereality, Tasti D-Lite, Planet Smoothie, Maui Wowi, and Pinkberry (collectively, the “Concepts”). The Company also temporarily operates certain restaurant locations as corporate-owned stores until such locations can be re-franchised.

The Company is incorporated in Delaware. The address of its registered office is 9311 East Via de Ventura, Scottsdale, Arizona. The controlling shareholder of the Company is USKAL Corporation LLC.

These consolidated statements were approved by the Company’s board of directors on May 27, 2016.

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Basis of presentation

The consolidated financial statements are prepared on a going concern basis and have been presented in US dollars which is the Company’s reporting currency. Standards not effective for the current accounting period are described in note 2. A summary of the significant accounting policies is set out below.

Basis of measurement

The consolidated financial statements have been prepared on the cost basis except as otherwise noted.

2.	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in the consolidated financial statements.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and entities controlled directly or indirectly by the Company (its subsidiaries). Control is achieved where the Company is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The principal subsidiaries of the Company are as follows:

7

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies – continued

Percentage of
Principal subsidiary	equity interest
ActsInfo USA LLC	51%
KAHA Acquisition I, LLC	100%
KAHA Acquisition IV, LLC	100%
Kahala Advertising, LLC	100%
Kahala Brands Canada Inc.	100%
Kahala Franchising, LLC	100%
Kahala Management, LLC	100%
Kahala Operations, LLC	100%
Kahala Real Estate, LLC	100%
Kahala Support, LLC	100%
KGC, LLC	100%
MW Ventures, LLC	100%
Pinkberry Holdings Corp.	100%
Surf City Squeeze, Inc.	100%
Tasti D-Lite, LLC	100%
Taco Time International, Inc.	100%

Revenues and expenses of subsidiaries are included in the consolidated statement of income and comprehensive income from the effective date of acquisition. The subsidiaries are consolidated from the acquisition date until the date on which the Company ceases to control them. Total comprehensive income or loss of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

All intercompany transactions, balances, revenues and expenses are eliminated in full upon consolidation.

Functional currency

The functional currency of the Company and its subsidiaries is the US dollars, except for Kahala Brands Canada, Inc., which is in the Canadian dollars. For this subsidiary, the Company translates monetary and non-monetary assets and liabilities that are denominated in foreign currencies into US dollars, which is the reporting currency of the Company at the exchange rates prevailing at the end of the reporting period; all revenue and expense items are translated at the exchange rate prevailing on the transaction date. Transaction gains and losses are reported in profit or loss and unrealized translation foreign exchange gains and losses are reported in other comprehensive income.

Where an entity has the US dollar as its functional currency, the Company translates monetary assets and liabilities that are denominated in currencies other than the US dollar at the exchange rates prevailing at the end of the reporting period; non-monetary assets denominated in foreign currencies are translated using the exchange rate prevailing at the transaction date; all revenue and expense items denominated in foreign currencies are translated at the exchange rate prevailing at the transaction date. All foreign exchange gains and losses are reported in profit or loss.

Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less any accumulated impairment losses. Where goodwill forms part of a cash-generating unit and part of the operation within the unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation and the portion of the cash-generating unit retained.

8

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured, regardless of when the payment is expected to be made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes and duty.

Revenue is generally recognized on the sale of products or services when the products are delivered or the services are performed, all significant contractual obligations have been satisfied and the collection is reasonably assured.

i.	Revenue from franchise locations

Royalties are based either on a percentage of gross sales as reported by the franchisees or on a fixed monthly fee. They are recognized on an accrual basis in accordance with the substance of the relevant agreement, provided that it is probable that the economic benefits will flow to the Company and the amount of income can be measured reliably.

Initial franchise fees are recognized when substantially all of the initial services as required by the franchise agreement have been performed. This usually occurs when the location commences operations.

Revenue from the sales of franchise locations temporarily owned by the Company is recognized at the time the acquiring franchisee assumes control of the franchise location.

Revenue from equipment sales is recognized when the risk of ownership and title pass to the buyer, generally upon the shipment of the equipment.

Renewal and transfer fees are recognized when substantially all the applicable services required by the Company under the initial franchise agreement have been performed. This generally occurs on the effective date of the renewal or transfer agreement.

The Company has a store lease program whereby it is the master lessee and sub-lessor for leases on certain store locations. Under this program the Company earns rental revenues on those leases as sub-lessor and incurs rent expense as the master lessee. The Company’s policy regarding the store lease program is more completely described below under Leasing.

ii.	Revenue from corporate-owned locations

Revenue from corporate-owned locations is recorded as Store Sales within revenue when goods are delivered to customers.

iii.	Revenue from suppliers

The Company earns revenue from certain suppliers as incentives for bulk purchases. This revenue is recorded as other revenue and is recognized as franchisees and corporate-owned stores purchase and receive the supplies under the terms of their supplier contracts.

iv.	Deferred revenue

Initial franchise fees received are deferred until the related franchise opens. When revenue from initial fees is collectible over an extended period of time and collectability is not reasonably assured, revenue is recognized using the installment method are recorded as fees are collected.

9

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

Fees received from the sale of Area Representative Agreements (“ARA’s”) or similar development arrangements covering a defined geographic region (such area referred to as the “Territory”) is recognized as follows: as individual franchise agreements are signed and the applicable initial franchise fee paid to the Company for locations within a Territory, that portion of the area development fee equal in amount to the initial franchise fee collected is recognized as revenue upon the applicable store opening for business to the public. Upon termination or expiration of an ARA, the balance, of any remaining development fees is recognized as revenue.

Suppliers contributions advanced to the Company under supplier contracts are deferred and recognized as revenue when the franchisees and corporate-owned stores purchase and receive the supplies under the terms of the supplier contracts.

Leasing

Leases are classified as finance leases is whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases. The Company does not have any material finance leases.

The Company as sub-lessor

Revenues from operating leases is generally recognized on a straight-line basis over the term of the relevant leases except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are realized. Contingent rental revenues arising under operating leases is recognized as revenue in the period in which it is earned. The difference between the actual annual lease obligation and the amount recognized on a straight-line basis is deferred.

Lease incentives received by the Company under the master lease are passed down to the franchisees and such incentives are recognized as assets. These incentives are recognized as a reduction of rental revenue on a straight-line basis, except where another systematic basis is more representative of the time pattern in which the incentive is consumed.

The Company as master lessee

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred. The difference between the actual annual lease obligation and the amount recognized on a straight-line basis is deferred.

In the event that lease incentives are received by the Company as the master lessee to enter into certain operating leases, such incentives are recognized as a liability. The aggregate benefit of such incentives are recognized as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Cash and cash equivalents

Cash and cash equivalents is comprised of cash on hand and highly liquid investments that are readily convertible into known amounts of cash with maturities of three months or less.

10

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies – continued

Property and equipment

Property and equipment is stated at historical cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight-line basis, over its useful life of between 5 and 10 years.

Depreciation is recognized so as to write off the cost or valuation of assets (other than land) less their residual values over their useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation methods are reviewed at the end of each year, with the effect of any changes in estimate accounted for on a prospective basis.

Property and equipment is derecognized upon disposal or at the time when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Transitional stores

The Company has a transition store program that deals with franchise agreements that are franchisees that are in default. The Company acquires the assets held by the previous franchisee and cancels the sublease. The store location is then operated by the Company for a period of up to 48 months, with the intention of either refranchising or maintaining these locations as corporate-owned stores.

Upon acquisition, costs of purchasing store equipment and capital improvements are recorded at cost and classified as assets held-for-sale for stores that the Company intends to sell and re-franchise immediately after the improvement. Profit and loss during the 48-month probation period is recorded as part of continuing operations.

The Company reviews all transitional stores at the end of each reporting period for indicators of impairment. At the end of the 24 month period post-acquisition, the Company recognizes a full impairment of the store’s cost basis, and its carrying value is reduced to nil.

When a location is converted into a corporate-owned store at the end of the probation period, any subsequent costs are capitalized and depreciated according to the Company’s policy on property and equipment.

Investment in associates

The equity method of accounting is applied where the Company owns a non-controlling interest but has significant influence over the investee. Under the equity method, original investments are recorded at cost and adjusted for the Company’s share of undistributed earnings or losses of these entities.

Assets held-for-sale

An asset is classified as held-for-sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the investment is available for immediate sale in its present condition. Management must be committed to the sale and expect the sale to be completed within a year from the date the investment is classified as held-for-sale. An asset classified as held-for-sale is measured at the lower of its carrying amount and its fair value less costs to sell. Impairment losses on an investment initially classified as held-for-sale and gains or losses on subsequent re-measurement are recognized in profit or loss. Once classified as held-for sale, property, plant and equipment and intangible assets are no longer depreciated and amortized.

11

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

Intangible assets

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful lives and amortization methods are reviewed at the end of each year, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date.

Subsequent to initial recognition, intangible assets having a finite life acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately. Intangible assets having an indefinite life are not amortized and are therefore carried at cost less accumulated impairment losses, if applicable.

Franchise rights

The franchise rights acquired through business combinations are initially recognized at the fair value of the estimated future revenue stream related to the acquisition of franchises. The franchise rights are generally amortized on a straight-line basis over the term of the agreements which typically range between 10 to 20 years.

Trademarks

Trademarks acquired through business combinations are recognized at their fair value at the time of the acquisition and are not amortized. Trademarks are determined to have an indefinite useful life based on their strong brand recognition and ability to generate revenues with no foreseeable time limit.

Impairment of tangible and intangible assets other than goodwill

At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to an individual CGU. Otherwise they are allocated to the smallest group of CGU’s for which a reasonable and consistent allocation basis can be identified.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, but also whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized immediately.

12

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies – continued

Impairment of tangible and intangible assets other than goodwill - continued

If an impairment loss subsequently reverses, the carrying amount of the asset (or a CGU) is increased to the revised estimate of its recoverable amount, but only to the extent the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately.

Impairment of goodwill

For the purposes of impairment testing, goodwill is allocated to each of the Company’s cash-generating units (or groups of CGUs) that are expected to benefit from the synergies of the business combination.

At the end of each reporting period, the Company reviews the carrying amount of goodwill to determine whether there is any indication that it has suffered an impairment loss. If any such indication exists, the recoverable amount of the CGU to which goodwill is allocated is estimated in order to determine the extent of the impairment loss. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in profit or loss in the consolidated statement of income and comprehensive income. An impairment loss recognized on goodwill is not reversed in subsequent periods. Regardless of whether there is an indication of impairment or not, goodwill is tested for impairment at least annually, but also whenever there is an indication that the asset may be impaired.

Income taxes

Income tax expense consists of current and deferred taxes. Current and deferred tax expenses are recognized in profit or loss except to the extent that they relate to items recognized directly in equity or other comprehensive income.

Current tax

Current tax is recognized and measured at the amount expected to be recovered from or payable to the taxation authorities based on the income tax rates enacted or substantively enacted at the end of the reporting period and includes any adjustment to taxes payable in respect of previous years.

Deferred tax

Deferred tax is recognized on any temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable income. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized and the liability is settled. The effect of a change in the enacted or substantively enacted tax rates is recognized in profit or loss and comprehensive income or in equity depending on the item to which the adjustment relates.

Deferred tax assets are recognized to the extent future recovery is probable. At the end of each reporting period, deferred tax assets are reduced to the extent that it is no longer probable that sufficient taxable earnings will be available to allow all or part of the asset to be recovered.

13

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

Financial instruments

Financial assets and financial liabilities are recognized when an entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

The subsequent measurement of financial assets and financial liabilities is dependent on their classification as described below. Their classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments.

Classification

Cash	Loans and receivables
Restricted cash	Loans and receivables
Accounts receivable	Loans and receivables
Notes receivable	Loans and receivables
Accounts payable and accrued liabilities	Other financial liabilities
Notes payable	Other financial liabilities

Financial assets are classified into one of four categories:

•	fair value through profit or loss (“FVTPL”);
•	held-to-maturity (“HTM”);
•	available-for-sale (“AFS”); and
•	loans and receivables. i. FVTPL financial assets

i.	FVTPL financial assets

Financial assets are classified as FVTPL when the financial asset is held for trading or it is designated as FVTPL. A financial asset is classified as held for trading if:

•	it has been acquired principally for the purpose of selling in the near future;
•	it is a part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-taking; or
•	it is a derivative that is not designated and effective as a hedging instrument.

Financial assets classified as FVTPL are stated at fair value with any resulting gain or loss recognized in profit or loss. The net gain or loss recognized incorporates any dividend or interest earned on the financial asset.

ii.	HTM investments

HTM investments are recognized on a trade-date basis and are initially measured at fair value, including transaction costs and subsequently at amortized cost.

14

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

iii.	AFS financial assets

AFS financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified as loans and receivables, HTM or FVTPL. Gains and losses arising from changes in fair value are recognized in other comprehensive income, net of tax, and accumulated in equity in the investments revaluation reserve. Impairment losses, interest calculated using the effective interest method and foreign exchange gains and losses on monetary assets, are recognized directly in profit or loss rather than equity. When an investment is disposed of or is determined to be impaired, the cumulative gain or loss accumulated in the investments revaluation reserve is included in profit or loss for the period.

iv.	Loans and receivables

Other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost less impairment losses. The impairment loss of receivables is based on a review of all outstanding amounts at the end of the reporting period. Bad debts are written off during the year in which they are identified. Interest income is recognized by applying the effective interest rate, except for short-term receivables where the recognition of interest would be immaterial.

v.	Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

Objective evidence of impairment could include the following:

•	significant financial difficulty of the issuer or counterparty;
•	default or delinquency in interest or principal payments; or
•	it has become probable that the borrower will enter bankruptcy or financial reorganization.

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of all financial assets is directly reduced by the impairment loss. Changes in the carrying amount are recognized in profit or loss.

With the exception of AFS equity instruments, if, in a subsequent period, the amount of the impairment loss decreases and the decrease relates to an event occurring after the impairment was recognized; the previously recognized impairment loss is reversed through profit or loss. On the date of impairment reversal, the carrying amount of the financial asset cannot exceed its amortized cost had impairment not been recognized.

15

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

vi.	Financial liabilities and equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of any direct issue costs.

Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities.

vii.	Other financial liabilities

Other financial liabilities are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

The effective interest method is a method of calculating the amortized cost of a financial instrument and of allocating interest expense over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

viii.	Fair value hierarchy

The Company classifies its fair value measurements in accordance with the three levels fair value hierarchy as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
•	Level 3 – Inputs that are not based on observable market data.

The Company does not have any financial instruments that requires fair value adjustment on a recurring basis.

Provisions

Provisions are recorded when a present legal or constructive obligation exists as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount receivable can be measured reliably.

16

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

Unredeemed gift cards liability

The prepaid cards liability represents the Company’s obligations related to unredeemed balances on activated prepaid program cards. At the end of the third year after the end of the year in which a prepaid gift card is activated, the Company estimates and recognizes as revenue the amount that would likely not be redeemed. The estimate is based on historical redemption patterns. Subsequent redemptions of gift cards that have been recognized as revenue are charged as expense during the period in which they are redeemed.

Advertising funds

The Company, acting as an agent, manages the advertising funds of its concepts. The Company collects and administers funds specifically for each concept. These funds are dedicated for use in advertising and promotional programs as well as other initiatives designed to increase sales and enhance the image and reputation of the concepts. Contributions to the funds are made based on a percentage of sales. The revenue and expenses of the promotional funds are not included in the Company’s net income because the contributions to these funds are segregated and designated for specific purposes. These amounts are included in accounts payable and accrued liabilities.

Pursuant to the franchise agreements, franchisees must pay a fee based on sales to their respective advertising fund(s). These amounts are collected by the Company in its capacity as agent and must be used for promotional and advertising purposes, since the amounts are set aside to promote the respective concepts for the franchisees’ benefit. The fees collected by the Company for the advertising funds are not recorded in the Company’s consolidated statement of income and comprehensive income, but rather as accrued obligations in its capacity as agent operating on behalf of the respective advertising funds.

Segmented reporting

The Company currently operates as a single segment. Its principal business relates to franchising operations in the United States.

Future accounting changes

A number of new standards, interpretations and amendments to existing standards were issued by the International Accounting Standard Board (“IASB”) that are not yet effective for the year ended December 31, 2015, and have not been applied in preparing these consolidated financial statements.

17

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

The following standards may have a material impact on the consolidated financial statements of the Company:

Standard	Effective date [1]	Impact [2]
IAS 1 Presentation of Financial Statements	January 1, 2016	In assessment
IFRS 9 Financial Instruments	January 1, 2018	In assessment
IFRS 15 Revenue from contracts with customers	January 1, 2017	In assessment
IAS 16 Property, Plant and Equipment	January 1, 2016	In assessment
IAS 38 Intangible Assets	January 1, 2016	In assessment
IFRS 16 Leases	January 1, 2019	In assessment

1)	Effective for annual periods starting on or after:
2)	Impact on the consolidated financial statements estimated by the Company.

An amendment was issued for IAS 1 in December 2014 as part of the IASB’s Disclosure Initiative to address some concerns expressed about existing presentation and disclosure requirements and to ensure entities are able to use judgement when preparing their consolidated financial statements. These amendments are effective for annual periods beginning on or after January 1, 2016.

IFRS 9 replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement on the classification and measurement of financial assets and financial liabilities. The replacement of IAS 39 is a three-phase project with the objective of improving and simplifying the reporting for financial instruments. This is the first phase of that project.

IFRS 9 provides additional guidance on the classification and measurement so that financial assets will be classified by reference to the business model within which they are held. Also introduced is the “expected credit loss” model for the measurement of impairment. The de-recognition requirements are carried forward from IAS 39.

IFRS 15 specifies how and when revenue is recognized. As well it requires entities to provide users of financial statements with more informative, relevant disclosures. The standard provides a single, principles based five-step model to be applied to all contracts with customers.

Management is assessing the impact of the new standard as it would apply to franchise agreements which encompass initial franchise fees and royalties. Although early adoption is permitted, management has not applied this standard for the year ended December 31, 2015.

Amendments to IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets, issued by the IASB in May 2014, clarify that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate. Amendments to IAS 38 specify that an amortization method based on revenue is generally presumed to be an inappropriate basis for measuring the consumption of the economic benefits embodied in an intangible asset. The amendments are effective for annual periods beginning on or after January 1, 2016.

IFRS 16 Leases was issued by the IASB on January 13, 2016 and replaces IAS 17. The new standard eliminates the classification of leases as either operating leases or finance leases for a lessee. Instead all leases are treated in a similar way to finance leases applying IAS 17. IFRS 16 does not require a lessee to recognize assets or liabilities for short-term leases and leases of low-value assets. The amendments are effective for annual periods beginning on or after January 1, 2019, with early adoption permitted for entities that also apply IFRS 15.

As part of its annual improvement process, the IASB has made improvements to several standards during this cycle:

•       IFRS 1: First-time Adoption of International Financial Reporting Standards: Deletion of short-term exemptions for first-time adopters. This amendment was tentatively approved by the IASB in December 2013.

18

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

2.	Significant accounting policies - continued

•       IAS 28: Investments in Associates and Joint Ventures: Clarification that measuring investees at fair value through profit or loss is an investment-by-investment choice. This amendment was tentatively approved by the IASB in January 2015.

•       IAS 12: Disclosure of Interests in Other Entities: Clarification of the scope of the disclosure requirements in IFRS 12. This amendment was tentatively approved by the IASB in July 2015.

The Exposure Draft containing the proposed amendments was published on November 19, 2015 and the proposals were open for public comment until February 17, 2016.

3.	Critical accounting judgements and key sources of estimation uncertainty

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and further periods if the review affects both current and future periods.

Critical judgments in applying accounting policies

Identification of cash-generating units

The Company assesses whether there are any indicators of impairment for all non-financial assets at each reporting period date. Doing so requires the identification of cash-generating units (“CGU”); the determination is made based on management’s best estimation of what constitutes the lowest level at which an asset or group of assets has the possibility of generating cash inflows.

Management identifies each brand as a CGU and makes critical judgments pertaining to the future cash flow projections and the weighted average cost of capital (“WACC”).

Key sources of estimation uncertainty

Impairment of non-financial assets

The recoverable amounts of the Company’s assets are generally estimated based on value-in-use calculations as the values determined by this method are higher than their fair value less cost to sell. The fair value less cost to sell of corporate stores is generally determined by estimating the liquidation value of the restaurant equipment.

The value-in-use calculations take into account the Company’s best estimate of future cash flows, using the previous year’s cash flows for each CGU to extrapolate that CGU’s future performance to the earlier of the termination of the lease (if applicable) or 5 years with a terminal value calculated beyond this period, assuming no growth to the cash flows of previous periods. For the current reporting period, a cash flow period of 5 years was used as predictability for periods beyond this cannot be estimated with reasonable accuracy.

19

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

3.	Critical accounting judgements and key sources of estimation uncertainty- continued

Determining whether goodwill is impaired requires an estimation of the value in use of the CGUs to which goodwill has been allocated. The value in use calculation requires management to estimate the future cash flows expected to arise from the CGU and a suitable discount rate in order to calculate present value.

During the year, the Company recorded impairment on assets held-for-sale and intangibles and goodwill of $846,858 and $3,800,000, respectively (2014 - $277,744 and $1,700,000, respectively).

Useful lives of property and equipment and intangible assets

As described in Note 2 above, the Company reviews the estimated useful lives of property and equipment and intangible assets with definite useful lives at the end of each year and assesses whether the useful lives of certain items should be shortened or extended, due to various factors including technology, competition and revised service offerings. During the years ended December 31, 2015 and 2014, the Company was not required to adjust the useful lives of any assets based on the factors described above.

Gift cards revenue

The Company makes an annual assessment and recognizes revenue related to activated gift cards that will likely never be redeemed (“breakage”). Management makes assumptions and estimations based on historical trends of customer redemption patterns. The Company recognized breakage revenue of $7,715,350 in 2015 (2014 - $6,923,174).

4.	Segmented reporting

The Company currently operates as a single segment. Its principal business relates to franchising of quick service food restaurants.

20

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

5.	Business acquisition

(a) On June 2, 2015, the Company completed the acquisition of Tasti D-Lite, LLC (“TDL”) whereby the Company, through a wholly-owned subsidiary, acquired 100% of the member units of TDL for a consideration of $2,161,710, paid from the Company’s cash on hand.

The preliminary purchase price allocation is as follows:

Net assets acquired
Current assets
Cash and cash equivalents	$551,782
Accounts receivable	236,451
Inventories	38,582
Prepaid expense and deposits	235,971
Other current assets	7,899
1,070,685
Property, plant and equipment	54,200
Deferred rent	22,411
Trade name and trademarks	806,000
Franchise agreements	731,000
Goodwill	1,039,159
$3,723,455
Current Liabilities

Accounts payable	$98,317
Accrued expenses	155,062
Unredeemed gift card liability	388,047
Other short term liabilities	145,289
786,715
Long-term debt	192,913
Other long-term liabilities	582,117
1,561,745
Net purchase price	$2,161,710

21

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

5.	Business acquisition - continued

The purchase price allocation is still preliminary as post-closing adjustments have not yet been finalized.

Since the date of acquisition in 2015, TDL has contributed approximately $1,700,000 in revenue and has recognized approximately $300,000 in net earnings. The Company has used a significant amount of judgment and has made assumptions in estimating the revenue and net earnings of TDL had the business acquisition occurred at the beginning of the year. Based on those assumptions, the Company has estimated that had the acquisition occurred at the beginning of the year TDL would have contributed $3,500,000 in revenue and $525,000 in earnings.

(b) On November 2, 2015, the Company acquired the premium smoothie and coffee brand Maui Wowi Hawaiian (“Maui”) based in Denver, Colorado for the consideration of $4.0 million, paid from the Company’s cash on hand.

Net assets acquired

Current assets
Cash and cash equivalents	$228,513
Accounts receivable	222,808
Prepaid expense and deposits	36,911
Notes receivable, current portion	18,423
506,655

Property, plant and equipment	28,990
Notes receivable	81,286
Trade name and trademarks	719,747
Franchise agreements	1,904,508
Goodwill	1,056,639
$4,297,825

Current liabilities

Accounts payable	$197,336
Unredeemed gift card liabilities	9,249
Deferred Revenue	91,240
297,825
Net purchase price	$4,000,000

The purchase price allocation is still preliminary as post-closing adjustments have not been finalized.

Since the date of acquisition in 2015, Maui has contributed approximately $386,000 in revenue and has recognized $1,750 in net earnings. The Company has used a significant amount of judgment and has made assumptions in estimating the revenue and net earnings of Maui had the business acquisition occurred at the beginning of the year. Based on those assumptions, the Company has estimated that had the acquisition occurred at the beginning of the year Maui would have contributed $1,600,000 in revenue and $240,000 in earnings.

22

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

5.	Business acquisitions - continued

(c) On December 11, 2015, the Company acquired the United States operations and intellectual property rights of frozen yogurt brand Pinkberry based in Santa Monica, California, for a consideration of $3,903,633, paid from the Company's cash on hand. The international operations were acquired by an entity related to the Company by common ownership for a consideration of $5,100,000.

The preliminary purchase price allocation is as follows:

Net assets acquired

Current assets
Cash and cash equivalents	$661,000
Accounts receivable	375,228
Prepaid expense and deposits	926,693
Assets held for sale	1,669,703
3,632,624

Property, plant and equipment	57,822
Trade name and trademarks	1,745,892
Franchise agreements	1,556,272
Goodwill	480,237

$7,472,847
Current Liabilities
Accounts payable	$517,562
Accrued expenses	942,904
Unredeemed gift card liability	1,648,497
Deferred revenue	152,168
Deferred rent liability	308,083
3,569,214
Net purchase price	$3,903,633

The purchase price allocation is still preliminary as post-closing adjustments have not been finalized.

Since the date of acquisition in 2015, Pinkberry has contributed approximately $900,000 in revenue and has incurred a loss of approximately $300,000. The Company has used a significant amount of judgment and has made assumptions in estimating the revenue and net earnings of Pinkberry had the business acquisition occurred at the beginning of the year. Based on those assumptions, the Company has estimated that had the acquisition occurred at the beginning of the year Pinkberry would have contributed $1,700,000 in revenue and $255,000 in earnings.

The purpose of these acquisitions was to broaden the Company’s brand portfolio while providing a synergistic complement to many of its existing brands.

23

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

6.	Correction of error

Subsequent to the issuance of the audited financial statements for the year ended December 31, 2014, it was discovered that certain amounts received under three supplier contracts were incorrectly recognized in revenue in earlier years. These amounts should have been considered as deferred revenue until the proper revenue recognition criteria had been met.

The impact of this accounting error has been reflected in these consolidated financial statements, on a retroactive basis, with an increase to deferred revenue as at December 31, 2014 and an increase to Deficit of $2,490,914 as at December 31, 2013 and 2014.

	Balance Originally
	Reported	Restatement	Restated Balance
Deferred revenue - current	$4,361,903	$183,602	$4,545,505
Deferred revenue - long term	$493,225	$2,307,312	$2,800,537

Total Liabilities	$108,248,115	$2,490,914	$110,739,029

Deficit as at December 31, 2013	$169,219,354	$2,490,914	$171,710,268
Deficit as at December 31, 2014	$152,009,074	$2,490.914	$154,499,988

Total shareholders' equity as at December 31, 2013	54,369,700	$(2,490,914)	$51,873,786
Total shareholders' equity as at December 31, 2014	$70,408,221	$(2,490.914)	$67,917,307

7.	Notes receivable

	December 31, 2015	December 31, 2014

Loans made to franchisees, area developers and others at varying interest rates ranging from 5% - 8% with terms of 3 to 8 years	$3,611,323	$4,362,861

Less: impairment allowance	(420,867)	(712,372)

Demand note to HTI International Holdings, LLC at an interest rate of 24%	2,500,000	2,500,000

Less: impairment allowance	(2,300,000)	(2,500,000)

	3,390,456	3,650,489

Less: current portion	(1,481,061)	(637,541)

	$1,909,395	$3,012,948

On December 2, 2013, the Company sold notes it held from Hydration Technology Innovations, LLC (“HTI”) and Innovations Management, LLP (“IM”) to HTI International Holdings, LLC (“HIH”), a company controlled by a former officer for total consideration of $7,500,000. $5,000,000 was paid in cash by HIH, with the remainder in the form of a note secured against the equity interest in HTI and IM, bearing interest at 24% per annum. HIH defaulted on payment which matured on December 31, 2014. Payments of $200,000 were made on the note in 2016 and an impairment allowance has been provided on the remaining unpaid balance.

24

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

8.	Transitional stores

As of December 31, 2015, the Company had 46 stores (2014 – 23) under its transitional program with a carrying value of $1,965,960 (2014 - $1,112,568). For the twelve months ended December 31, 2015, the Company recorded an impairment loss of $846,858 (2014 - $277,744). The Company closed ten stores and recognized losses of $98,999 on disposition of these assets (2014 - gain of $703,966).

9.	Property and equipment

	Leasehold	Equipment
Cost	Improvements	& Furniture	Aircraft	Vehicle	Total
Balance at January 1, 2014	$-	$-	$16,662,289	$-	$16,662,289
Additions	-	-	-	25,000	25,000
Disposals	-	-	(16,662,239)	-	(16,662,289	}
Balance at December 31, 2014	-	-	-	25,000	25,000
Additions	55,612	190,585	-	-	246,197
Balance at December 31, 2015	$55,612	190,585	$-	$25,000	$271,197

Accumulated amortization
Balance at January 1, 2014	$-	$-	$8,695,698	$-	$8,695,698
Eliminated on disposal of assets	-	-	(9,145,475)	-	(9,145,475)
Depreciation expense	-	-	449,777	1,667	451,444
Balance at December 31, 2014	-	-	-	1,667	1,667
Depreciation expense	11,113	20,582	-	5,000	36,695
Balance at December 31, 2015	$11,113	20,582	$-	$6,667	$38,362

Carrying Amounts
Balance at January 1, 2014	$-	$-	$7,966,591	$-	$7,966,591
Balance at December 31, 2014	$-	$-	$-	$23,333	$23,333
Balance at December 31, 2015	$44,499	$170,003	$-	$18,333	$232,835

For the twelve month period ended December 31, 2015, fixed asset additions totaled $246,198 in property and equipment. The Company incurred depreciation expense of $36,696 (2014 - $1,667).

In April 2014, the Company sold its Cessna aircraft to a third party for approximately $8.4 million and recognized a loss of $71,963. An impairment charge of $1,328,778 was recognized in 2013. The proceeds from the sale along with $2.0 million of restricted cash held as security, and additional cash of $2.3 million were used to repay the balance of the secured note outstanding.

25

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

10.	Intangible assets and goodwill

		Trade Names
	Franchise	and Trade
	and License	Secret
Cost	Agreements	Formulation	Goodwill	Total

Balance at January 1, 2014	$32,794,735	$51,919,962	$68,849,341	$153,564,038

Additions	-	-	-	-

Impairment	-	-	(1,700,000)	(1,700,000)

Balance at December 31, 2014	32,794,735	51,919,962	67,149,341	151,864,038

Business acquisitions (note 5)	4,191,780	3,271,639	2,576,036	10,039,455

Impairment	-	-	(3,800,000)	(3,800,000)

Balance at December 31, 2015	36,986,515	55,191,601	65,925,377	158,103,493

Accumulated Amortization

Balance at January 1, 2014	23,429,565	-	-	23,429,565

Amortization expense	2,805,523	-	-	2,805,523

Balance at December 31, 2014	26,235,088	-	-	26,235,088

Amortization expense	2,632,452	-	-	2,632,452

Balance at December 31, 2015	28,867,540	-	-	28,867,540

Carrying amounts

Balance at December 31, 2014	$6,559,647	$51,919,962	$67,149,341	$125,628,950

Balance at December 31, 2015	$8,118,975	$55,191,601	$65,925,377	$129,235,953

Goodwill was allocated to individual CGUs for impairment testing purposes. Each of the Company’s brands is considered a separate CGU for goodwill impairment testing. The Company recognized an impairment charge of $3,800,000 on the Blimpie brand CGU (2014 - $1,700,000) in the consolidated statement of operations and comprehensive income for the year ended December 31, 2015. This CGU is an identifiable business operation for which discrete cash flows can be attributed. The Company identified lower than forecasted sales as an indicator of impairment and forecasted growth to be no greater than inflationary growth. The recoverable amount was determined based on its value in use using a pre-tax weighted average cost of capital (“WACC”) of 12.8%. The recoverable amount as at December 31, 2015 was $14,368,700 (2014 - $19,505,000).

26

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

11.	Accounts payable and accrued liabilities

	December 31, 2015	December 31, 2014

Accounts payable	$4,754,843	$6,648,687

Accrued gift card expenses	672,887	1,821,935

Provision	825,000	806,500

Accrued professional fees	892,325	250,000

Accrued payroll expense	1,005,516	788,616

Accrued lease termination agreements	137,350	862,306

Accrued advertising expense	2,246,396	310,573

Refundable security deposits	694,623	501,679

Contingent earn out (America's Taco Shop)	364,411	364,411

Accrued miscellaneous expenses	1,634,422	187,293

	$13,227,773	$12,542,000

12.	Deferred revenues and deposits

The table below summarizes the Company's deferred revenues and deposits according to their nature:

		December 31, 2014
	December 31, 2015	(restated – note 6)

Franchise fee deposits	$1,504,387	$1,069,182

Deferred rent revenue	2,414,938	1,996,419

Equipment deposits	104,466	-

Supplier contributions and other allowances	7,204,024	4,280,441

	11,227,815	7,346,042

Less: current portion	5,563,379	4,545,505

	$5,664,436	$2,800,537

27

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

13.	Notes payable

	December 31, 2015	December 31, 2014

Note due to an unrelated party, bearing no interest, due in varying monthly installments of $800 - $28,000, through July 2016.	$18,960	$190,122

Note due to an unrelated party, bearing interest at 6% per annum, due in varying monthly payments of principal and interest with final payment due in 2015. This note is convertible, at par, to common shares of the Company upon an initial public offering. The Company fully repaid this note in 2015.	-	635,244

Note due to an entity related to the controlling shareholders, bearing an interest rate of 4% per annum, (6% on past due amounts). Interest is payable monthly while principal is payable in a single installment at maturity on August 1, 2028. The Company may prepay principal at any time without penalty. The Company is required to retire principal equal to 50% of net proceeds received from issuance of debt. The Company fully repaid this note in 2015.	-	15,000,000

Note due to an unrelated party bearing no stated interest rate, using an implied rate of 8%. Principal and imputed interest is due quarterly through July 1, 2019.	182,268	-

	201,228	15,825,366
Less: current portion	(41,195)	(4,306,406)

	$160,033	$11,518,960

14.	Related party transactions

Balances and transactions between the Company and its subsidiaries have been eliminated on consolidation.

Key management includes the CEO, COO, CFO, General Counsel and directors who have the authority and responsibility for planning, directing, and controlling the activities of the Company. The compensation was paid in the form of cash and short-term benefits. Total compensation for key management personnel for the year ended December 31, 2015 was $968,838 (2014 - $906,398).

15.	Share capital

As of December 31, 2015, the Company had issued 1,649,027 common shares with 1,642,477 outstanding (2014 – 1,649,027 issued and 1,642,477 outstanding).

28

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

16.	Commitments and contingencies

On August 25, 2014, the Company was served with a complaint that was filed in Oregon against the Company and a number of other defendants claiming that the Company aided and abetted a breach of fiduciary duty by other defendants allegedly owed to the Plaintiff, purported to result from the sale of Hydration Technology Innovations, LLC and Hydration Systems, LLC (collectively, “HTI”). The Company did not have any equity interest in HTI but had provided significant loans to HTI and its affiliates over the past several years. On December 3, 2015, the Company and all other parties in the lawsuit conducted a Mediation in Portland, Oregon. A representative of the Company’s insurer attended and participated in the Mediation. At the conclusion of the Mediation, the Company, and all defendants other than Kevin Blackwell and Lake Management, LLC, entered into a Settlement Agreement which resolved all disputes, claims and differences among the parties, and provided the Company a Release from all of the Plaintiff’s claims, and a Dismissal of the Lawsuit. Pursuant to the terms of the Settlement Agreement the Defendants have agreed to pay $3,100,000 to the Plaintiff. The entire amount of the settlement was paid by the Company’s insurer in January, 2016.

In the ordinary course of conducting its business, the Company may periodically be a defendant in various legal proceedings. Any estimated loss contingencies in excess of amounts covered by business liability insurance are included in accrued expenses. The Company determines the amount of the loss contingency based on the amount of exposure and an analysis of the likelihood that the Company will incur a loss. It is the best judgment of management that neither the financial position nor results of operations of the Company will be materially affected by the final outcome of these legal proceedings. For the year ended December 31, 2015, the Company has recorded a provision of $825,000 (2014 - $806,000). Management reviews this provision on a regular basis and adjusts the provision to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to each case.

In connection with the change in control of the Company on August 19, 2013, the Company entered into a Contribution, Redemption and Share Purchase Agreement (“Contribution Agreement”) with a former major creditor of the Company, which resolved litigation then pending between the Company and the creditor and reduced the outstanding indebtedness then due from the Company to the creditor. Pursuant to the terms in the Contribution Agreement, the Company has agreed to pay or cause to be paid to the former creditor without interest, the first $40,000,000 of aggregate net proceeds received by the Company or the current majority shareholder in connection with any liquidity event.

The Company guarantees the leases of 12 of its store locations where the franchisees are the lessees. These lease terms range from 5 to 10 years and require monthly payments ranging from $1,000 - $9,800.

29

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

17.	Income taxes

The reconciliation of the combined US federal and states statutory income tax rate of 38% (2014 – 38%) to the effective tax rate is as follows:

	December 31, 2015	December 31, 2014

Income before income taxes	$21,927,095	$16,210,280

Expected income tax expense	$8,332,296	$6,160,280
Adjustment to prior year provision	(805,180)	-
Tax rate changes and other adjustments	(136,034)	(1,965,830)
Non-deductible expenses	83,664	86,060
Prior year state tax liabilities and penalties	851,713
Change in tax benefits not recognized	(4,483,509)	(5,280,510)

Provision for income taxes	3,842,950	(1,000,000)
Current tax expense	1,270,713	-

Deferred tax expense	$2,572,237	$(1,000,000)

The following table summarizes the components of deferred tax:

	December 31, 2015	December 31, 2014

Deferred tax assets:

Assets held for sale	$502,923	$225,880
Accounts and notes receivable	809,578	497,060
Accrued liabilities	517,249	-

Property and equipment	-	630
Unredeemed gift card and other deferred revenue	11,886,867	12,276,850
Non-capital losses carried forward	1,203,158	4,638,060
Alternative minimum tax	419,000	-
	15,338,775	17,638,480

Deferred tax liabilities:	(16,860,590)	(16,638,480)
Intangible assets	(50,422)	-
Property and equipment	(16,911,012)	(16,638,480)

Net deferred tax assets (liabilities)	$(1,572,237)	$1,000,000

30

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

17.	Income taxes (continued)

The Company has non-capital tax losses totaling $14,811,948 with various expiry dates between 2030 to 2034. Due to the uncertainty in the utilization of these losses, the Company has allowed for $11,715,188 of these losses.

18.	Revenue

	December 31, 2015	December 31, 2014

Royalties	$39,259,505	$37,909,390
Franchise fees	3,583,573	4,869,599
Rent (note 21)	39,335,098	46,849,244
Store sales	8,630,006	14,021,477
Other revenues	30,136,276	26,011,921

	$120,944,458	$129,661,631

19.	Cost of sales

The table below summarizes cost of sales expenses according to their nature:

	December 31, 2015	December 31, 2014

Payroll (note 14)	$3,470,020	$4,197,262
Advertising	5,208,995	4,976,770
Franchising	4,468,836	8,199,950
Gift Card	6,953,177	9,457,666
Equipment Sales	2,403,429	1,503,420

	$22,504,457	$28,335,068

20.	General and administrative

The table below summarizes general and administrative expenses according to their nature:

	December 31, 2015	December 31, 2014

Professional fees	$4,146,554	$2,557,197

Repairs and maintenance	152,125	876,904

Office and general	1,746,292	3,141,423

Advertising	1,355,504	1,357,334

Franchise expenses	50,087	(251,703)

Travel & entertainment	2,740,668	1,861,051

Insurance	644,316	676,016

	$10,835,546	$10,218,222

31

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

21.	Deferred rent and operating leases

The Company has entered into various long-term leases and has sub-leased substantially all of the premises based on the same terms and conditions as the original lease to unrelated franchisees. The minimum rental, exclusive of occupancy and escalation charges, and additional rent paid on a percentage of sales payable under the leases are as follows:

	Lease Commitments	Sub-leases	Net Commitments
2016	$32,171,771	$30,071,753	$2,100,018
2017	30,188,715	28,105,956	2,082,759
2018	27,790,540	25,822,750	1,967,790
2019	24,523,232	22,752,289	1,770,943
2020	21,937,603	20,809,567	1,128,036
Thereafter	95,375,313	92,428,544	2,946,769
	$231,987,174	$219,990,859	$11,996,315

For the twelve months ended December 31, 2015, the Company recognized rental expense of $41,743,963 (2014 - $52,470,887) and earned rental income of $39,335,098 (2014 - $46,849,244). The Company has recognized a deferred rent liability related to its lease commitments of $16,820,306 (2014 - $19,977,229), including a current liability of $733,256 (2014 - $1,518,459). The Company has recognized a deferred rent asset related to its lease commitments of $16,083,812 (2014 – $19,280,004), including a current asset of $548,301 (2014 – $1,473,998).

Operating leases as sub-lessor relate to the properties leased or owned by the Company, with lease terms ranging between 5 to 10 years. Some have options to extend the duration of the agreements for up to five renewal periods each of five years in duration. None of the agreements contain clauses that would enable the lessee or sub-lessee to acquire the property.

22.	Financial instruments and risk management

Risk management

In the normal course of its business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks, and the actions taken to manage them, are as noted below.

Market risk

Market risk is the risk that the fair value of the future cash flows of a financial instrument will fluctuate because of changes in the market prices. The Company’s cash and restricted cash include cash held in bank accounts that earn interest at variable interest rates. Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values.

Interest rate risk

The Company is subject to cash flow interest rate risk due to fluctuations in the prevailing levels of market interest rates. As all loans receivable and notes payable bear interest at fixed rates, interest rate risk is limited to potential decreases on the interest rate offered on cash held with chartered American financial institutions. As a result of debt not being subject to floating interest rates, changes in prevailing interest rates would not be expected to have a material impact on profit or loss. The Company considers this risk to be immaterial.

32

Kahala Brands, Ltd.
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2015

22.	Financial instruments and risk management - continued

Credit risk and concentration risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. Financial instruments which are potentially subject to credit risk for the Company consists primarily of accounts and notes receivable. The Company mitigates this risk by monitoring the payment history of its franchisees and sub-lessees. Virtually all of the Company’s sub-lessees are also its franchisees. Credit risk, or the risk of a counterparty defaulting, is controlled by the application of regular monitoring procedures. Where appropriate, the Company obtains security deposits as collateral. The Company has the right to offset any monies owed to and from a franchisee.

The Company does recognize an allowance for doubtful accounts for its accounts receivable. When management observes a deterioration of credit quality of certain accounts receivable from franchisees, the Company may negotiate a payment plan with the franchisee and converts the receivable balance into a note, bearing interest between 4% and 10% per annum, and secured against the assets of the franchisee. Notes receivable are reviewed periodically for impairment. An allowance of $420,867 (2014 - $712,372) has been provided on these notes receivable.

The credit risk on cash is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies.

The carrying amount of financial assets recorded in the consolidated financial statements, net of any allowance for losses, represents the Company’s maximum exposure to credit risk.

The concentration of credit risk is limited due to the fact that the customer base is large and unrelated.

Liquidity risk

Liquidity risk is the risk that the Company may not be able to generate sufficient cash resources to settle its obligations as they fall due. The Company’s strategy is to satisfy its liquidity needs using cash on hand, cash flow generated from operating activities, and cash flow provided by financing activities. As of December 31, 2015, the Company had a working capital deficiency of $37.4 million (2014 - $46.8 million). Excluding the unredeemed gift cards liability, the Company would have a surplus of $19.4 million (2014 - $8.3 million). Management does not expect the entire unredeemed gift cards liability to be redeemed within the next 12 months.

23.	Reclassification of comparative figures

Certain comparative figures have been reclassified to conform to the current year’s presentation. Such reclassifications did not affect total comprehensive income or shareholders’ equity.

24.	Subsequent events

On May 25, 2016, the Company announced that it had signed an agreement to merge with an indirect, wholly-owned subsidiary of MTY Food Group Inc., a Canadian publicly-traded company. The closing of the transaction is expected to happen within 75 days of the signing of the agreement and is subject to numerous closing and regulatory conditions.

33

Schedule 2

Kahala Brands, Ltd.

(formerly Kahala Corp.)

Condensed Interim Consolidated Financial Statements

As At and For the Six Months Ended June 30, 2016 and June 30, 2015

(Unaudited)

The accompanying unaudited condensed interim consolidated financial statements have been prepared by and are the responsibility of management. The unaudited condensed interim consolidated financial statements as at and for the six months ended June 30, 2016 and June 30, 2015 have not been reviewed by the Company's auditors.

Kahala Brands, Ltd.

Condensed Interim Consolidated Statements of Financial Position

As At June 30, 2016 and December 31, 2015

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash	$24,515,072	$10,425,755
Restricted cash	187,269	187,269
Accounts receivable	11,455,691	13,153,609
Prepaid expenses	3,464,072	5,405,688
Notes receivable, current portion (note 6)	3,602,869	1,481,061
Deferred rent asset, current portion (note 18)	515,759	548,301
Income taxes recoverable	-	5,791,122
Assets held-for-sale (note 7)	1,895,628	1,965,960
	45,636,360	38,958,765
Notes receivable (note 6)	138,895	1,909,395
Property and equipment	226,418	232,835
Deferred tax asset (note 14)	88,422	-
Deferred rent asset (note 18)	16,186,220	15,535,511
Intangible assets	62,198,101	63,310,576
Goodwill	65,945,176	65,925,377
Total assets	$190,419,592	$185,872,459

LIABILITY AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities (note 8)	$12,382,850	$13,227,773
Income tax liability	710,502	-
Deferred revenue and deposits, current portion (note 9)	6,377,910	5,563,379
Deferred rent liability, current portion (note 18)	554,984	733,256
Unredeemed gift cards liability	51,362,894	56,821,648
Notes payable, current portion (note 10)	38,304,000	41,195
	109,693,140	76,387,251

Deferred revenue and deposits (note 9)	5,132,093	5,664,436
Deferred rent liability (note 18)	16,989,584	16,087,050
Deferred tax liability (note 14)	-	1,572,237
Notes payable (note 10)	61,758	160,033
	131,876,575	99,871,007
Shareholders' equity
Share capital (note 12)	62,774,986	62,774,986
Treasury share	(163,750)	(163,750)
Contributed surplus	121,555,067	159,805,067
Deficit	(125,624,278)	(136,415,843)
Accumulated other comprehensive income	992	992
	58,543,017	86,001,452

Total liabilities and shareholders' equity	$190,419,592	$185,872,459

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Kahala Brands, Ltd.

Condensed Interim Consolidated Statements of Income and Comprehensive Income

For the Six Month Period Ended June 30, 2016 and June 30, 2015

(Unaudited)

	June 30, 2016	June 30, 2015

Revenue (note 15)	$77,102,525	$59,583,594
Cost of sales (note 16 and 20)	18,048,788	8,940,765
	59,053,737	50,642,829

Expenses
Rent (note 18)	26,732,049	21,086,122
Salaries and benefits	9,869,702	8,189,161
General and administrative (note 17)	6,166,537	6,478,228
Depreciation and amortization	1,146,877	1,302,827
	43,915,165	37,056,338

Other (income) loss
Impairment of transitional stores	59,522	-
(Recovery)/lmpairment of notes receivable	(500,000)	413,339
(Gain)/Loss on disposition of assets	(505,191)	83,975
Foreign exchange loss	5,158	-
Interest Income	(130,144)	(109,360)
Interest expense	-	273,121
	(1,070,655)	661,075

Income before income taxes	16,209,227	12,925,416

Income taxes (note 14)	5,417,662	4,957,146

Net income and comprehensive income	$10,791,565	$7,968,270

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Kahala Brands, Ltd.

Condensed Interim Consolidated Statements of Cash Flows

For the Six Month Period Ended June 30, 2016 and June 30, 2015

(Unaudited)

	June 30, 2016	June 30, 2015
Operating Activities
Net income	$10,791,565	$7,968,270
Items not affecting cash:
Depreciation of equipment	34,402	5,456
Amortization of intangible assets	1,112,475	1,297,371
(Gain) Loss on disposition of assets	(505,191)	83,975
Assets held-for-sale	516,001	14,816
Impairment of transitional stores	59,522	-
Deferred tax liability	(1,660,659)	3,365,121
Changes in non-cash operating working capital:
Accounts receivable	1,697,918	4,685,152
Prepaid expenses	1,941,616	(1,116,297)
Accounts payable and accrued liabilities	(844,923)	(1,158,755)
Deferred revenue and deposits	282,188	736,676
Deferred rent asset	(618,167)	194,556
Deferred rent liability	724,262	(324,554)
Unredeemed gift cards liability	(5,458,754)	(5,262,813)
Income taxes refundable	6,501,624	(3,132,975)
Other non-cash changes		14,917
Cash provided by operating activities	14,573,879	7,370,916

Investing Activities
Purchase of equipment	(27,985)	(143,289)
Acquisition of Tasti D-Lite	(19,798)	(2,576,159)
Cash provided by (used in) investing activities	(47,783)	(2,719,448)

Financing Activities
Net receipts (issuance) of notes receivable	(351,308)	528,557
Net advances (payments) of notes payable	(85,470)	(5,362,549)
Change in restricted cash	-	(187,269)
Cash used by financing activities	(436,778)	(5,021,261)

Increase in cash	14,089,317	(369,792)
Cash, beginning of the period	10,425,755	8,487,998
Cash, end of the period	$24,515,072	$8,118,206

	June 30, 2016	June 30, 2015
Cash paid for interest	$-	$272,060

Cash paid for income taxes	$631,747	$-
Proceeds from income tax refunds	(55,050)	-
Income taxes paid, net	$576,697	$-

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Kahala Brands, Ltd.

Condensed Interim Consolidated Statements of Changes in Equity

For the Six Month Period Ended June 30, 2016 and June 30, 2015

(Unaudited)

	Common Shares	Treasury Shares	Contributed Surplus	Accumulated Other Comprehensive Income	Deficit	Total Shareholders' Equity

Balance at December 31, 2014	$62,774,986	$(163,750)	$159,805,067	$992	$(154,499,988)	$67,917,307

Net income for the interim period June 30, 2015					7,968,270	7,968,270

Balance at June 30, 2015	$62,774,986	$(163,750)	$159,805,067	$992	$(146,531,718)	$75,885,577

Net income for the interim period December 31, 2015					10,115,875	10,115,875

Balance at December 31, 2015	$62,774,986	$(163,750)	$159,805,067	$992	$(136,415,843)	$86,001,452

Reduction of Contributed Surplus generated by the forgiveness of an obligation recorded in 2013 (note 13)	-	-	(38,250,000)	-	-	(38,250,000)

Net income for the interim period June 30, 2016	-	-	-	-	10,791,565	10,791,565

Balance at June 30, 2016	$62,774,986	$(163,750)	$121,555,067	$992	$(125,624,278)	$58,543,017

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

1.	Nature of operations

Kahala Brands, Ltd. (formerly Kahala Corp.) (the "Company" or "Kahala") is a franchisor of quick service food restaurants. The Company's core business activities are the franchising and licensing of intellectual property and the administration, financing, management and operation of such intellectual property in the business of quick service food stores under trade names, trademarks, and associated insignia such as: Cold Stone Creamery, Blimpie, Taco Time, Surf City Squeeze, The Great Steak & Potato Company, NrGize Lifestyle Cafe, Samurai Sam's Teriyaki Grill, Frullati Café & Bakery, Rollerz, Johnnie's New York Pizzeria, Ranch One, America's Taco Shop, Cerality, Tasti D-Lite, Planet Smoothie, Maui Wowi and Pinkberry (collectively, the "Concepts"). The Company also temporarily operates certain restaurant locations as corporate-owned until such locations can be re-franchised.

The Company is incorporated in Delaware. The address of its registered office is 9311 East Via de Ventura, Scottsdale, Arizona. The controlling shareholder of the Company is USKAL Corporation LLC.

These condensed interim consolidated financial statements were approved by the Company's board of directors on July 25, 2016.

Statement of compliance

These condensed interim consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting and apply the same accounting policies as those described in the Company's annual consolidated financial statements for the year ended December 31,2015, prepared in accordance with the International Financial Reporting Standards ("IFRS"), issued by the International Accounting Standards Board ("IASB"). These condensed interim consolidated financial statements do not include all of the information required under IFRS for complete financial statements and they should therefore be read in conjunction with the Company's annual consolidated financial statements for the year ended December 31, 2015. Unless otherwise noted, amounts listed are in US Dollars (USD).

Basis of presentation

The condensed interim consolidated financial statements are prepared on a going concern basis and have been presented in US dollars which is the Company's reporting currency. A summary of significant accounting polices is set forth in the consolidated financial statements as at and for the year ended December 31, 2015.

Basis of measurement

The condensed interim consolidated financial statements have been prepared on the cost basis except as otherwise noted.

2.	Significant accounting policies

The accounting policies applied in these condensed interim financial statements are the same as those applied in the Company's consolidated financial statements as at and for the year ended December 31, 2015.

A number of new standards, interpretations and amendments to existing standards were issued by the International Accounting Standard Board ("IASB") that are not yet effective for the period ended December 31, 2015, and have not been applied in preparing these condensed interim consolidated financial statements.

The following standards may have a material impact on the condensed interim consolidated financial statements of the Company:

Standard	Issue date	Effective date(1)	Impact(2)
IFRS 9 Financial instruments	July 2014	January 1, 2018	In assessment
IFRS 15 Revenue from Contracts with Customers	May 2014	January 1, 2018	In assessment
IFRS 16 Leases	January 2016	January 1, 2019	In assessment
IAS 1 Presentation of Financial Statements	December 2014	January 1, 2016	In assessment
IAS 12 Income Taxes	January 2016	January 1, 2017	In assessment
IAS 7 Statement of Cash Flows	January 2016	January 1, 2017	In assessment

(1) Applicable to fiscal years beginning on or after this date

(2) lmpact on the consolidated financial statements estimated by the Company.

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

IFRS 9 replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement. The Standard includes requirements for recognition and measurement, impairment, derecognition and general hedge accounting. The IASB completed its project to replace IAS 39 in phases, adding to the standard as it completed each phase. The version of IFRS 9 issued in 2014 supersedes all previous versions; however, for a limited period, previous versions of IFRS 9 may be adopted early if not already done so provided the relevant date of initial application is before February 1, 2015. IFRS 9 does not replace the requirement for portfolio fair value hedge accounting for interest risk since this phase of the project was separated from the IFRS project due to the longer term nature of the macro hedging project which is currently at the discussion paper phase of the due process. Consequently, the exception in IAS 39 for fair value hedge of an interest rate exposure of a portfolio of financial assets or financial liabilities continues to apply.

IFRS 15 replaces the following standards: IAS 11 Construction Contracts, IAS 18 Revenue, IFRIC 13 Customer Loyalty Programmes, IFRIC 15 Agreements for the Consturction of Real Estate, IFRIC 18 Transfers of Assets from Customers and SIC-31 Revenue - Barter Transactions involving Advertising Services. This new standard sets out the requirements for recognizing and disclosing revenue that apply to all contracts with customers.

Management is assessing the impact of the new standard as it would apply to franchise agreements which encompass initial franchise fees and royalties. Although early adoption is permitted, management has not applied this standard for the year ended December 31, 2015.

On January 13, 2016, the IASB issued IFRS 16 that provides a comprehensive model for the indentification of lease arrangements and their treatment in the financial statements of both lessees and lessors. It supersedes IAS 17 Leases and its associated interpetive guidance. Significant changes were made to lessee accounting with the distinction between operating and finance leases removed and assets and liabilities recognized in respect of all leases (subject to limited exceptions for short-term leases and leases of low value assets). In contrast, IFRS 16 does not include significant changes to the requirements for lessors. IFRS 16 is effective January 1, 2019 with earlier application permitted for companies that have also adopted IFRS 15, Revenue from Contracts with Customers.

IAS 1 provides further clarification and amendments on note disclosure requirements.

IAS 12 provides further clarification with regards to the recognition of dererred tax assets for unrealized losses.

The IASB amended IAS 7 as part of its initiative regarding the disclosure requirements on financing activities in the statement of cash flows. The Company does not foresee any material impact on the disclosure currently presented as a result of this amendment.

3.	Critical accounting judgments and key sources of estimation uncertainty

The preparation of condensed interim consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. The estimates and associated assumptions are based on historical experience and other relevant factors and expectations of the future and are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. Actual results may differ from these estimates.

4.	Segmented reporting

The Company currently operates as a single segment. Its principal business relates to franchising of quick service food restaurants.

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

5.	Business acquisition

On June 2, 2015, the Company completed the acquisition of Tasti D-Lite, LLC ("TDL") whereby the Company, through a wholly-owned subsidiary, acquired 100% of the member units of TDL for a consideration of $2,161,710, paid from the Company's cash on hand.

The preliminary purchase price allocation is as follows:

Net assets acquired

Current assets
Cash and cash equivalents	$551,782
Accounts receivable	236,451
Inventories	38,582
Prepaid expense and deposits	235,971
Other current assets	7,899
$1,070,685

Property, plant and equipment	54,200
Deferred rent	22,411
Intangible assets	2,576.159
$3,723,455

Current Liabilities
Accounts payable	$98,317
Accrued expenses	155,062
Unredeemed gift card liability	388,047
Other short term liabilities	145,289
$786,715

Long-term debt	192,913
Other long-term liabilities	582,117
$1,561,745
Net purchase price	$2,161,710

On November 2, 2015, the Company acquired the premium smoothie and coffee brand Maui Wowi Hawaiian based in Denver, Colorado for the consideration of $4.0 million, paid from the Company's cash on hand.

Net assets acquired

Current assets
Cash and cash equivalents	$295,972
Accounts receivable	247,312
Prepaid expense and deposits	197,218
740,502

Property, plant and equipment	9,190
Intangible assets	3,463,189
$4,212,881
Current Liabilities
Accounts payable	$84,985
Deferred Revenue	127,896
$212,881

Net purchase price	$4,000,000

The purchase price allocation is still prelimnary as post-closing adjustments have not been finalized.

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

5.	Business acquisition (cont'd)

On December 11, 2015, the Company acquired the frozen yogurt brand Pinkberry based in Santa Monica, California, retaining the United States operations and intellectual property rights, for approximately $3.9 million.

The preliminary purchase price allocation is as follows:

Net assets acquired

Current assets
Cash and cash equivalents	$661,000
Accounts receivable	375,228
Prepaid expense and deposits	969,988
Assets held for sale	773,685
2,779,901

Property, plant and equipment	57,822
Intangible assets	4,294,874
$7,132,597

Current Liabilities
Accounts payable	$517,563
Accrued expenses	942.903
Unredeemed gift card liability	1,648,497
Deferred Revenue	120,000
$3,228,963

Net purchase price	$3,903,634

The purchase price allocation is still preliminary as post-closing adjustments have not been finalized.

6.	Notes receivable

	June 30, 2016	December 31, 2015
Loans made to franchisees, area developers and others at varying interest rates ranging from 5% - 8% with terms of 3 to 8 years	$4,288,179	$3,611,323
Less: impairment allowance	(1,046,415)	(420,867)
Demand note to HTI International Holdings, LLC at an
interest rate of 24%	2,300,000	2,500,000
Less: impairment allowance	(1,800,000)	(2,300,000)
	3,741,764	3,390,456
Less: current portion	(3,602,869)	(1,481,061)
	$138,895	$1,909,395

7.	Assets held-for-sale

As of June 30, 2016, the Company had 39 stores (2015 – 46) under its transitional program with a carrying value of $1,895,628 (2015 - $1,965,960). The Company incurred an impairment loss of $59,522 (2015 - $846,858). The Company recognized a gain of $505,191 on the sale of stores (2015 - loss of $83,975).

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

8.	Accounts payable and accrued liabilities

	June 30, 2016	December 31, 2015

Accounts payable	$4,320,192	$4,754,843
Accrued gift card expenses	560,510	672,887
Provision (note 13)	675,000	825,000
Accrued professional fees	220,096	892,325
Accrued payroll expense	2,092,849	1,005,516
Accrued lease termination agreements	246,000	137,350
Accrued Advertising expense	2,484,523	2,246,396
Refundable security deposits	771,842	694,623
Contingent earn out (America's Taco Shop)	330,159	364,411
Accrued miscellaneous expenses	681,679	1,634,422

	$12,382,850	$13,227,773

9.	Deferred revenues and deposits

The table below summarizes the Company's deferred revenues and deposits according to their nature:

	June 30,2016	December 31,2015

Franchise fee deposits	$2,153,919	$1,504,387
Deferred rent revenue	2,658,372	2,414,938
Equipment deposits	567,741	104,466
Supplier contributions and other allowances	6,129,971	7,204,024
	$11,510,003	$11,227,815
Less: current portion	6,377,910	5,563,379
	$5,132,093	$5,664,436

10.	Notes payable

	June 30, 2016	December 31, 2015
Note due to an unrelated party, bearing no interest, due in varying monthly installments of $800 - $28,000, through July 2016.	$115,758	$18,960

Note due to an unrelated party bearing no stated interest rate, using an implied rate of 8%. Principal and imputed interest is due quarterly through July 1, 2019.	-	182,268
Note payable to former creditor (see Note 13)	38,250,000	-
	38,365,758	201,228
Less: current portion	(38,304,000)	(41,195)
	$61,758	$160,033

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

11.	Related party transactions

Balances and transactions between the Company and its subsidiaries have been eliminated on consolidation.

Key management includes the CEO, COO, CFO, General Counsel and directors who have the authority and responsibility for planning, directing, and controlling the activities of the Company. The compensation was paid in the form of cash and short-term benefits. Total compensation for key management personnel for the 6 month period ended June 30, 2016 was $422,066 (2015 - $669,858).

12.	Share capital

As of June 30, 2016, the Company had issued 1,649,027 common shares with 1,642,477 outstanding (2015 - 1,649,027 issued and 1,642,477 outstanding).

13.	Commitments and contingencies

In the ordinary course of conducting its business, the Company may periodically be a defendant in various legal proceedings. Any estimated loss contingencies in excess of amounts covered by business liability insurance are included in accrued expenses. The Company determines the amount of the loss contingency based on the amount of exposure and an analysis of the likelihood that the Company will incur a loss. It is the best judgment of management that neither the financial position nor results of operations of the Company will be materially affected by the final outcome of these legal proceedings. For the 6 month period ended June 30, 2016, the Company has recorded a provision of $675,000. Management reviews this provision on a regular basis and adjusts the provision to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to each case. The provision was reduced to $675,000 (2015 - $825,000) recognizing $150,000 to income for the six months ended June 30, 2016.

In connection with the change in control of the Company on August 19, 2013, the Company entered into a Contribution, Redemption and Share Purchase Agreement ("Contribution Agreement") with a former major creditor of the Company, which resolved litigation then pending between the Company and the creditor and reduced the outstanding indebtedness then due from the Company to the creditor. Pursuant to the terms in the Contribution Agreement, the Company has agreed to pay or cause to be paid to the former creditor without interest, the first $40,000,000 of aggregate net proceeds received by the Company or the current majority shareholder in connection with any liquidity event. The $40,000,000 payable has been negotiated to $38,250,000, with this amount paid in July 2016.

The Company guarantees the leases of 8 of its store locations where the franchisees are the lessees. These lease terms range from 5 to 10 years and require monthly payments ranging from $1,000 - $9,800.

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

14.	Income taxes

	June 30, 2016	June 30, 2015

Income before income taxes	$16,209,227	$12,925,416

Expected income tax expense	$6,159,506	$4,911,658
Tax rate changes and other adjustments	(20,861)	45,488
Non-deductible expenses	28,500	-
Change in tax benefits not recognized	(749,483)	-

Provision for income taxes	5,417,662	4,957,146
Current tax expense	7,078,321	1,592,025

Deferred tax expense	$(1,660,659)	$3,365,121

	June 30, 2016	December 31, 2015
Deferred tax assets
Unredeemed gift card revenue	$14,810,149	$11,886,867
Accounts and notes receivable	733,578	809,578
Alternative minimum tax	445,691	419,000
Non-capital losses carried forward	588.044	1,203,158
Accrued Liabilities	1,239,120	517,249
Assets held for sale	502,923	502,923
	18,319,505	15,338,775

Deferred tax liabilities
Intangible assets	(18,180,661)	(16,860,590)
Property and equipment	(50,422)	(50,422)
	(18,231,083)	(16,911,012)

Net deferred tax asset (liability)	$88,422	$(1,572,237)

As of June 30, 2016, the Company paid income taxes of $631,747 (2015 - $0) and received income tax refunds of $55,050 (2015 - $0).

15.	Revenues

The table below summarizes the Company's revenues according to their nature:

	June 30, 2016	June 30, 2015
Royalties	$23,411,516	$19,229,486
Franchise fees	1,403,005	1,429,671
Rent (note 18)	22,349,094	20,166,089
Store sales	11,230,763	4,617,026
Other revenues	18,708,147	14,141,322
	$77,102,525	$59,583,594

16.	Cost of sales

The table below summarizes the Company's cost of sales according to their nature:

	June 30, 2016	June 30, 2015
Payroll (note 11)	$4,005,562	$2,484,622
Advertising	4,136,944	2,497,115
Store Costs	6,237,988	612,941
Gift Card	2,502,508	2,491,590
Equipment Sales	1,165,786	854,497
	$18,048,788	$8,940,765

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

17.	General and administrative

The table below summarizes the Company's general and administrative expenses according to their nature:

	June 30, 2016	June 30, 2015
Professional fees	$2,051,327	$1,599,901
Repairs and maintenance	68,158	83,815
Office and general	1,182,121	1,751,776
Advertising	1,364,847	1,322,420
Franchise expenses	19,437	58,318
Travel & entertainment	1,094,659	1,425,095
Insurance	385,988	236,903
	$6,166,537	$6,478,228

Note 18.	Deferred rent and operating leases

The Company has entered into various long-term leases and has sub-leased substantially all of the premises based on the same terms and conditions as the original lease to unrelated franchisees. The minimum rental, exclusive of occupancy and escalation charges, and additional rent paid on a percentage of sales payable under the leases are as follows:

For the six months ended June 30, 2016, the Company recognized rental expense of $26,732,049 (2015 - $21,086,122) and earned rental income of $22,349,094 (2015 - $20,166,089). The Company has recognized a deferred rent liability related to its lease commitments of $17,544,568 (2015 -$16,820,306), including a current liability of $554,984 (2015 - $733,256). The Company has recognized a deferred rent asset related to its lease commitments of $16,701,979 (2015 - $16,083,812), including a current asset of $515,759 (2015 - $548,301).

Operating leases as sub-lessor relate to the properties leased or owned by the Company, with lease terms ranging between 5 to 10 years. Some have options to extend the duration of the agreements for up to five renewal periods each of five years in duration. None of the agreements contain clauses that would enable the lessee or sub-lessee to acquire the property.

	Lease Commitments	Sub-leases	Net Commitments
2016	$33,424,973	$30,700,471	$2,724,502
2017	31,277,379	28,878,523	2,398,856
2018	29,067,276	26,916,454	2,150,822
2019	25,568,137	23,907,892	1,660,245
2020	22,763,886	21,339,527	1,424,359
Thereafter	95,280,037	92,138,095	3,141,942
	$237,381,688	$223,880,962	$13,500,726

19.	Financial instruments and risk management

Risk Management

In the normal course of its business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks, and the actions taken to manage them, are as noted below.

Market risk

Market risk is the risk that the fair value of the future cash flows of a financial instrument will fluctuate because of changes in the market prices. The Company's cash and restricted cash include cash held in bank accounts that earn interest at variable interest rates. Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values.

Interest rate risk

The Company is subject to cash flow interest rate risk due to fluctuations in the prevailing levels of market interest rates. As all loans receivable and notes payable bear interest at fixed rates, interest rate risk is limited to potential decreases on the interest rate offered on cash held with chartered American financial institutions. As a result of debt not being subject to floating interest rates, changes in prevailing interest rates would not be expected to have a material impact on profit or loss. The Company considers this risk to be immaterial.

Kahala Brands, Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2016

Credit risk and concentration risk

Credit risk refers to the risk that a counterparty wilt default on its contractual obligations resulting in financial loss to the Company. Financial instruments which are potentially subject to credit risk for the Company consists primarily of accounts and notes receivable. The Company mitigates this risk by monitoring the payment history of its franchisees and sub-lessees. Virtually all of the Company's sub-lessees are also its franchisees. Credit risk, or the risk of a counterparty defaulting, is controlled by the application of regular monitoring procedures. Where appropriate, the Company obtains security deposits as collateral. The Company has the right to offset any monies owed to and from a franchisee.

The Company does recognize an allowance for doubtful accounts for its accounts receivable. When management observes a deterioration of credit quality of certain accounts receivable from franchisees, the Company may negotiate a payment plan with the franchisee and converts the receivable balance into a note, bearing interest between 4% and 10% per annum, and secured against the assets of the franchisee. Notes receivable are reviewed periodically for impairment. An allowance of $1,046,415 (2015 - $420,867) has been provided on these notes receivable.

The credit risk on cash is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies.

The carrying amount of financial assets recorded in the consolidated financial statements, net of any allowance for losses, represents the Company's maximum exposure to credit risk.

The concentration of credit risk is limited due to the fact that the customer base is large and unrelated.

Liquidity risk

Liquidity risk is the risk that the Company may not be able to generate sufficient cash resources to settle its obligations as they fall due. The Company's strategy is to satisfy its liquidity needs using cash on hand, cash flow generated from operating activities, and cash flow provided by financing activities. As of June 30, 2016, the Company had a working capital deficiency of $64.1 million (2015 -$37.4 million). Excluding the unredeemed gift cards liability, the Company would have a deficit of $12.7 million (2015 - surplus of $19.4 million). Management does not expect the entire unredeemed gift cards liability to be redeemed within the next 12 months.

20.	Reclassification of comparative figures

Certain comparative figures have been reclassified to conform to the current year's presentation. Such reclassifications did not affect total comprehensive income or shareholders' equity.

21.	Subsequent events

On July 26th, 2016, the Company was acquired by MTY Food Group Inc., for a total consideration of approximately US$310 million, including US$240 million cash and 2,253,930 shares of MTY Food Group, Inc.

Schedule 3

Pro-forma condensed combined statement of financial position as at May 31, 2016

(in thousands of dollars)

unaudited

	MTY	Kahala	Combined	Pro-forma adjustments	note	Pro-forma combined
Assets
Current assets
Cash	49,647	32,382	82,029	(57,779)	4.1	24,250
Restricted cash	-	247	247	-		247
Accounts receivable	17,361	15,132	32,493	-		32,493
Income taxes receivable	-	-	-	-		-
Inventories	2,542	-	2,542	-		2,542
Loans receivable	229	4,759	4,988	-		4,988
Prepaid expenses and deposits	769	4,576	5,345	-		5,345
Assets held for sale	-	2,504	2,504	(2,504)	4.2	0
Deferred taxes		116	116	-		116
Deferred rent	-	682	682	(682)	4.3	(0)
	70,548	60,398	130,946	(60,965)		69,981

Loan receivable	281	184	465	-		465
Deferred rent		21,380	21,380	(21,380)	4.3	-
Property, plant and equipment	10,149	299	10,448	2,504	4.2	12,952
Intangible assets	101,044	82,157	183,201	331,049	4.4	514,251
Goodwill	55,515	87,107	142,622	54,812	4.4	197,434
	237,537	251,524	489,061	306,020		795,082

Liabilities and Shareholders' equity
Liabilities
Current liabilities
Line of credit	6,000	-	6,000	(6,000)	4.1	-
Accounts payable and accrued liabilities	24,893	16,357	41,250	-		41,250
Provisions	3,020	67,845	70,865	4,572	4.5	75,437
Income taxes payable	1,667	938	2,605	11,880	4.6	14,485
Deferred revenue and deposits	7,004	8,425	15,429	-		15,429
Current portion of long-term debt	5,820	50,596	56,416	(37,914)	4.7	18,502
Deferred rent	-	733	733	(733)	4.3	0
	48,404	144,893	193,297	(28,195)		165,103

Deferred revenue and deposits	-	6,779	6,779	-		6,779
Long-term debt	895	82	977	219,500	4.7	220,477
Deferred rent	-	22,441	22,441	(22,441)	4.3	-
Deferred income taxes	6,566	-	6,566	119,732	4.4	126,298
	55,865	174,195	230,060	288,596		518,656

Shareholder's equity
Equity attributable to owners
Capital stock	19,792	82,703	102,495	12,051		114,545
Contributed surplus	481	160,562	161,043	(160,562)		481
Accumulated other comprehensive income	307	1	308	(1)		307
Retained earnings	158,356	(165,937)	(7,581)	165,937		158,356
	178,936	77,329	256,265	17,424		273,689

Equity attributable to non-controlling interest	2,736	-	2,736	-		2,736
	181,672	77,329	259,001	17,424		276,425
	237,537	251,524	489,061	306,020		795,082

Schedule 4

Pro-forma condensed combined statement of income

For the twelve-month period ended November 30, 2015

(in thousands of dollars)

unaudited

	MTY	Kahala	Combined	Pro-forma adjustments	note	Pro-forma combined

Revenue	145,203	154,652	299,855	(944)	5.1	298,911

Expenses
Operating expenses	94,521	116,992	211,513	(944)	5.2	210,569
Depreciation - property, plant and equipment	1,535	47	1,582	501	5.3	2,083
Amortization - intangible assets	6,744	3,366	10,110	12,103	5.4	22,213
Interest on long-term debt	436	385	821	10,699	5.5	11,520
	103,236	120,790	224,026	22,359		246,385

Other income (charges)
Foreign exchanges (loss) gain	64	(9)	55	-		55
Interest income	144	253	397	(150)	5.6	247
Impairment of intangible assets and goodwill	(8,093)	(5,942)	(14,035)	-		(14,035)
Gain on disposal	1,821	(127)	1,694	-		1,694
	(6,064)	(5,825)	(11,889)	(150)		(12,039)

Income before taxes	35,903	28,038	63,941	(23,453)		40,488

Income taxes
Current	10,454	1,625	12,079	(2,929)	5.7	9,150
Deferred	(774)	3,289	2,515	(4,660)	5.7	(2,146)
	9,680	4,914	14,594	(7,589)		7,005
Net income	26,223	23,124	49,347	(15,864)		33,484

Net income attributable to:
Owners	26,015	23,124	49,139	(15,864)		33,276
Non-controlling interests	208	-	208	-		208
	26,223	23,124	49,347	(15,864)		33,484

Earnings per share
Basic	$1.36				5.8	$1.56
Diluted	$1.36				5.8	$1.56

Pro-forma condensed combined statement of income

For the six-month period ended May 31, 2016

(in thousands of dollars)

unaudited

	MTY	Kahala	Combined	Pro-forma adjustments	note	Pro-forma combined

Revenue	70,682	102,562	173,244	(525)	6.1	172,719

Expenses
Operating expenses	45,756	80,313	126,069	(525)	6.2	125,544
Depreciation - property, plant and equipment	729	45	774	250	6.3	1,025
Amortization - intangible assets	3,235	1,481	4,716	6,565	6.4	11,281
Interest on long-term debt	103	-	103	5,565	6.5	5,668
	49,823	81,839	131,662	11,856		143,517

Other income (charges)
Foreign exchanges (loss) gain	(42)	(7)	(49)	-		(49)
Interest income	131	173	304	(131)	6.6	173
Impairment of goodwill	-	-	-	-		-
Gain on disposal	1,585	672	2,257	-		2,257
	1,674	838	2,512	(131)		2,381

Income before taxes	22,533	21,561	44,094	(12,512)		31,582

Income taxes
Current	5,518	9,415	14,933	(1,462)	6.7	13,471
Deferred	472	(2,209)	(1,737)	(2,590)	6.7	(4,327)
Net income	5,990	7,206	13,196	(4,052)		9,144
	16,543	14,355	30,898	(8,460)		22,438

Net income attributable to:
Owners	16,262	14,355	30,617	(8,460)		22,157
Non-controlling interests	281	-	281	-		281
	16,543	14,355	30,898	(8,460)		22,438

Earnings per share
Basic	$0.85				6.8	$1.04
Diluted	$0.85				6.8	$1.04

MTY Food Group Inc.

Pro-forma condensed combined financial information

(in thousands of dollars except per share amounts)

unaudited

Notes to the pro-forma condensed combined financial information

1.	Description of the transaction

On July 26, 2016, the Company, through the merger of its wholly-owned subsidiary 113 Acquisition Corp., acquired the shares of Kahala Brands, Ltd. (“Kahala”) (the “transaction”) for a consideration of US $240 million in cash from and 2,253,930 shares of MTY Food Group Inc.

As new credit facility was arranged to finance the transaction. The facility is for a total of $325 million, composed of a $175 million term loan and a $150 million revolver. The facilities have respective terms of 3 and 4 years.

2.	Basis of presentation

The unaudited pro-forma condensed combined statement of financial position as at May 31, 2016 and the unaudited pro-forma condensed combined statements of income for the twelve months ended November 30, 2015 and six months ended May 31, 2016 (the “pro-forma statements”) are derived from historical financial statements of MTY Food Group Inc. (“MTY”) and of Kahala Brands Ltd. (“Kahala”) and have been prepared in accordance with IFRS.

The accompanying unaudited pro forma condensed combined financial statements give effect to the transaction as if it had occurred as at:

•	May 31, 2016 for purposes of the unaudited pro forma condensed combined statement of financial position;

•	December 1, 2014 for purposes of the unaudited pro forma condensed combined statements of earnings.

The unaudited pro forma condensed combined statement of earnings for the twelve-month period ended November 30, 2015 was prepared using financial information for Kahala’s most recent fiscal year, which ended on December 31, 2015. Management believes the different period end date does not represent a material departure from the business or operations of the combined entity, as the operations of Kahala have not changed materially over the covered time period. The currency exchange rate used to convert the balances was $1.2787 USD/CAD.

The unaudited pro forma condensed combined statement of earnings for the six-month period ended May 31, 2016 was prepared using financial information for Kahala’s most recent interim period, which ended June 30, 2016. Management believes the different period end date does not represent a material departure from the business or operations of the combined entity, as the operations of Kahala have not changed materially over the covered time period, and because the duration of the combined interim periods of MTY and Kahala are the same. The currency exchange rate used to convert the balances was $1.3302 USD/CAD.

The pro-forma statement of financial position as at May 31, 2016 was prepared using financial information for Kahala’s most recent interim period, which ended June 30, 2016. Management believes the different period end date does not represent a material departure from the business or operations of the combined entity, as the operations of Kahala have not changed materially over the covered time period, and because the duration of the combined interim periods of MTY and Kahala are the same. The currency exchange rate used to convert the balances was $1.3209 USD/CAD.

The pro-forma statements should be read in conjunction with the audited consolidated financial statements of MTY as of November 30, 2015 and with the unaudited condensed interim consolidated financial statements of MTY as of May 31, 2016. The pro-forma statements are based on the same accounting policies and their methods of application as MTY’s consolidated financial statements.

The pro-forma adjustments are based on available financial information and certain estimates and assumption made by management.

The pro-forma statements are not necessarily indicative of the results or financial position that would have been achieved if the transaction had actually occurred on the dates indicated or of the results and financial position of MTY that may be achieved in the future. No adjustments have been made to the pro-forma statements to reflect operating cost savings or revenue synergies that may be obtained as a result of the transaction described herein.

The purchase price and the purchase price allocation are based on the estimated fair market value of the assets acquired and liabilities assumed. These estimations have been made using information available to management as at the date of preparation of the pro-forma statements. The valuation of the assets acquired and liabilities assumed will be finalized subsequent to the publication of this business acquisition report, and as a result, the purchase price allocation contained in this report will change.

In preparing the pro-forma statements, a review was undertaken to identify differences between MTY’s and Kahala’s accounting policies and financial statement presentation. Certain historical balances have been reclassified to conform to the pro-forma condensed combined presentation. Additional accounting policy and financial statement presentation differences may be identified after the filing of this business acquisition report.

3.	Purchase price allocation

The acquisition of the shares of Kahala has been accounted for using the acquisition method. Management is currently carrying out a more specific analysis and changes might be made to the preliminary purchase price allocation. As a result, the actual amounts allocated to the identifiable assets acquired and liabilities assumed and the related operating results could vary materially in comparison to the amounts initially recorded.

The unaudited pro-forma consolidated statement of financial position has been prepared to give effect to the acquisition of Kahala as if it had occurred on May 31, 2016. More specifically, the adjustments remove all existing Kahala balances and replace them by the fair value of the assets acquired and liabilities assumed, as detailed below. The holdbacks on the transaction are classified as long-term debt on the statement of financial position.

The following summarizes the preliminary purchase price allocation:

Total cash consideration	317,016
Less: Indebtedness	51,338
Less: Working capital adjustment	13,690
251,988
Less: Holdbacks	39,627
Total cash disbursed at closing	212,361
Shares issued	94,753
Holdback payable	39,627
Less: discount on holdbacks	(4,397)
Total cash and equity consideration	342,344
Assumed financial liabilities	46,706
Total merger consideration	389,050

The preliminary purchase price allocation is as follows:

Net assets acquired:
Current assets
Restricted cash	247
Cash	19,113
Accounts receivable	11,119
Income taxes recoverable	2,469
Notes receivables	1,781
Prepaid expenses	4,120
38,849

Notes receivable	3,045
Property, plant and equipment	2,681
Franchise rights	159,791
Trademarks	253,416
Goodwill	141,919
Total assets	599,700

Current liabilities
Accounts payable and accrued liabilities	14,386
Notes payable	34,756
Income tax liability	3,329
Unredeemed gift card liability	70,499
Notes payable	71
Unearned revenues	11,778
134,819

Unearned revenues	2,806
Deferred tax liability	119,732
Total liabilities	257,356

Total cash and equity consideration	342,344

4.	Adjustments to the pro-forma statement of financial position as at May 31, 2016

4.1	Cash: five items affect cash:

4.1.1	Before the new credit facility was put in place, MTY’s existing credit facility balance was repaid using the Company’s cash on hand.

4.1.2	A part of the consideration was paid from MTY’s cash on hand.

4.1.3	Simultaneously with the transaction, MTY borrowed the amount related to the holdbacks and directed the funds to one of its subsidiaries.

4.1.4	Simultaneously with the conclusion of the transaction, indebtedness of US $38,250 was repaid using MTY’s and Kahala’s cash on hand.

4.1.5	Transaction and financing costs were disbursed using MTY’s cash on hand.

4.2	Assets held for sale were reclassified as Property, Plant and Equipment to align with MTY’s accounting policies.

4.3	All deferred rent assets and liabilities were netted and will not be presented specifically in the future to align with MTY’s accounting policies.

4.4	As part of the acquisition, MTY acquired franchise agreements, trademarks and goodwill. The fair value of the identifiable assets acquired replaces the net book value of the same assets presented in the statement of financial position of Kahala. The difference between the cost base for accounting and tax purposes give rise to a net deferred tax liability as presented in the pro-forma statement of financial position.

4.5	As part of its preliminary purchase price allocation, the liabilities assumed, including income tax liabilities, are to be recorded at their estimated fair market values, which are based on preliminary management estimates and are subject to final valuation adjustments. MTY has adjusted the fair value of the gift card liability at the date of closing.

4.6	As part of its preliminary purchase price allocation, the liabilities assumed, including income tax liabilities, are to be recorded at their estimated fair market values, which are based on preliminary management estimates and are subject to final valuation adjustments.

4.7	Long-term debt:

4.7.1	In order to fund the transaction, MTY has obtained a new credit facility from a syndicate of lenders. At the date of closing, MTY borrowed $175,000 from a term loan facility and US $27,300 from a revolving credit facility.

4.7.2	Simultaneously with the conclusion of the transaction, indebtedness of US $38,250 was repaid using MTY’s and Kahala’s cash on hand.

4.7.3	The amount calculated in 4.6 was deducted from the amount of the holdbacks payable.

5.	Adjustments to pro-forma statement of income and comprehensive income for the twelve-month period ended November 30, 2015

5.1	Prior to the transaction, MTY owned a license to franchise and operate the Taco Time trademark in Canada. Under this agreement, MTY paid a portion of the royalties collected to Kahala. This transaction now becomes and intercompany transaction and therefore gets eliminated. This resulted in a $944 reduction in revenues.

5.2	Operating expenses: the operating expenses are decreased by the amount of the intercompany royalties paid by MTY to Kahala, which is discussed above in 5.1.

5.3	The depreciation of capital assets charged to the statement of income in relation to assets acquired from Kahala is expected to increase after the transaction, as assets classified as assets held for sale on Kahala’s statements will be reclassified as property, plant and equipment following the transaction. Assets held for sale were not depreciated.

5.4	Amortization – intangible assets is adjusted as a result of the increase in amortizable intangible assets caused by the transaction. Franchise rights are typically amortized over the estimated remaining term of the franchise agreements.

5.5	Four adjustments impact the interest on long-term debt:

5.5.1	Prior to the implementing its new credit facilities, MTY paid off the remaining balance that was drawn on its line of credit. As a result, $188 in interest expense was reversed.

5.5.2	Prior to the completion of the transaction, Kahala paid off a related party loan. Total interest paid on this loan during 2015 was $340, which was reversed.

5.5.3	In order to finance the cash portion of the consideration paid, MTY obtained new credit facilities totaling $325 million from a syndicate of Canadian and US banks. At the date of the transaction, MTY drew $175 million in the form of a term loan facility, and US $27.3 million from a revolving credit facility. MTY also has to pay standby fees on the undrawn portion of the revolving facility. Total estimated annual charges related to the facilities, at a 4.00% annual interest rate, are estimated at $9,080 and were added to the pro-forma statement of income.

5.5.4	As part of the transaction, two non-interest bearing holdbacks totaling $30 million were deducted from the consideration paid at the date of closing. Those holdbacks are payable over 3 years. The holdbacks were discounted using a 7.50% rate of interest; the amortization of this discount during the first 12 months following the transaction is estimated at $2,147, which was added to the pro-forma statement of income. This amount is a non-cash interest charge.

5.6	The decrease in interest income is related to the decrease in the cash positions of both companies following the transaction.

5.7	Current and future income taxes have been adjusted to reflect the items discussed above. The rate used is 26.9% for transactions taking place in Canada and 38.0% for transactions taking place in the United States.

5.8	The earnings per share information reflects the issuance of 2,253,930 common shares of MTY Food Group Inc. as part of the consideration paid for the transaction.

6.	Adjustments to pro-forma statement of earnings and comprehensive income for the six-month period ended May 31, 2016

6.1	Prior to the transaction, MTY owned a license to franchise and operate the Taco Time trademark in Canada. Under this agreement, MTY paid a portion of the royalties collected to Kahala. This transaction now becomes and intercompany transaction and therefore gets eliminated. This resulted in a $525 reduction in revenues.

6.2	Operating expenses: the operating expenses are decreased by the amount of the intercompany royalties paid by MTY to Kahala, which is discussed above in 6.1.

6.3	The depreciation of capital assets charged to the statement of income in relation to assets acquired from Kahala is expected to increase after the transaction, as assets classified as assets held for sale on Kahala’s statements will be reclassified as property, plant and equipment following the transaction. Assets held for sale were not depreciated.

6.4	Amortization – intangible assets is adjusted as a result of the increase in amortizable intangible assets caused by the transaction. Franchise rights are typically amortized over the estimated remaining term of the franchise agreements.

6.5	Three adjustments impact the interest on long-term debt:

6.5.1	Prior to the implementing its new credit facilities, MTY paid off the remaining balance that was drawn on its line of credit. As a result, $49 in interest expense was reversed.

6.5.2	In order to finance the cash portion of the consideration paid, MTY obtained new credit facilities totaling $325 million from a syndicate of Canadian and US banks. At the date of the transaction, MTY drew $175 million in the form of a term loan facility, and US $27.3 million from a revolving facility. MTY also has to pay standby fees on the undrawn portion of the revolving facility. Total estimated charges related to the facilities, at a 4.00% annual interest rate, are estimated at $4,541 and were added to the pro-forma statement of income.

6.5.3	As part of the transaction, two non-interest bearing holdbacks totaling $30 million were deducted from the consideration paid at the date of closing. Those holdbacks are payable over 3 years. The holdbacks were discounted using a 7.50% rate of interest; the amortization of this discount during the first 6 months following the transaction is estimated at $1,073, which was added to the pro-forma statement of income. This amount is a non-cash interest charge.

6.6	The decrease in interest income is related to the decrease in the cash positions of both companies following the transaction.

6.7	Current and future income taxes have been adjusted to reflect the items discussed above. The rate used is 26.9% for transactions taking place in Canada and 38.0% for transactions taking place in the United States.

6.8	The earnings per share information reflects the issuance of 2,253,930 common shares of MTY Food Group Inc. as part of the consideration paid for the transaction.